Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

CITIUS PHARMACEUTICALS, INC.,

CITIUS ONCOLOGY, INC.,

TENX KEANE ACQUISITION

and

TENX MERGER SUB, INC.

Dated as of October 23, 2023

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES. THIS DOCUMENT IS NOT INTENDED TO CREATE, NOR WILL IT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL AGREED TO AND EXECUTED BY THE PARTIES.

i

5.17	Benefit Plans	26
5.18	Intellectual Property	27
5.19	Environmental Matters	29
5.20	Affiliate Matters	30
5.21	Brokers’ Fees	30
5.22	Proxy Statement; Registration Statement	30
5.23	Board and Shareholder Approval	30
5.24	Healthcare Regulatory Matters	30
5.25	Data Privacy	31
5.26	Anti-Bribery, Anti-Corruption and Anti-Money Laundering	32
5.27	Sanctions, Import, and Export Controls	33
5.28	No Other Representations and Warranties	33
Article VI - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		33
6.1	Organization of Parent and Merger Sub	33
6.2	Due Authorization	34
6.3	Capital Stock and Other Matters	35
6.4	Governmental Consents	36
6.5	No Conflict	36
6.6	Internal Controls; Listing; Financial Statements	37
6.7	No Undisclosed Liabilities	38
6.8	Litigation and Proceedings	38
6.9	Tax Matters	38
6.10	Absence of Changes	40
6.11	Brokers’ Fees	41
6.12	Proxy Statement; Registration Statement	41
6.13	SEC Filings	41
6.14	Trust Account	42
6.15	Investment Company Act; JOBS Act	42
6.16	Indebtedness	42
6.17	Stock Market Quotation	43
6.18	Business Activities	43
6.19	Section 280G	44
6.20	Sanctions, Import, and Export Controls	44
6.21	No Other Representations and Warranties	44
Article VII - COVENANTS		45
7.1	Conduct of Business by Parent and Merger Sub Pending the Merger	45
7.2	Conduct of the Company and SpinCo Business Pending the Merger	46
7.3	Tax Matters	49
7.4	Preparation of the Registration Statement and Proxy Statement; Parent Shareholders Meeting	50
7.5	Reasonable Efforts	53
7.6	Access to Information	55
7.7	Permitted Activities and Exclusivity	55
7.8	Public Announcements	57
7.9	Section 16 Matters	57

7.10	Control of Other Party’s Business	58
7.11	Domestication	58
7.12	NASDAQ Listing	58
7.13	Takeover Statutes	59
7.14	Sole Shareholder Approvals	59
7.15	Financial Information	59
7.16	Extension Proposal	60
7.17	Equity Incentive Plan	61
7.18	Transfer of Certain Intellectual Property to SpinCo	61
7.19	Insurance	62
7.20	BLA Resubmission	62
Article VIII - CONDITIONS TO THE MERGER		62
8.1	Conditions to the Obligations of SpinCo, the Company, Parent and Merger Sub to Effect the Merger	62
8.2	Additional Conditions to the Obligations of the Company and SpinCo	63
8.3	Additional Conditions to the Obligations of Parent and Merger Sub	64
Article IX - TERMINATION		65
9.1	Termination	65
9.2	Effect of Termination	67
9.3	Termination Fee	67
9.4	Fees and Expenses	67
Article X - MISCELLANEOUS		68
10.1	Trust Account	68
10.2	Non-Survival of Representations, Warranties and Agreements	68
10.3	Governing Law; Jurisdiction	68
10.4	Notices	69
10.5	Headings	70
10.6	Entire Agreement	70
10.7	Amendments and Waivers	70
10.8	Assignment; Parties in Interest; Non-Parties	70
10.9	Specific Performance	71
10.10	WAIVER OF JURY TRIAL	72
10.11	Severability	72
10.12	Counterparts	72
10.13	Disclosure Schedules	72

EXHIBITS

Exhibit A	Form of Parent Charter
Exhibit B	Form of Parent Bylaws
Exhibit C	Form of A&R Registration Rights Agreement
Exhibit D	Form of Parent Equity Incentive Plan
Exhibit E	Form of Amended and Restated Shared Services Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 23, 2023 (this “Agreement”), is entered into by and among Citius Pharmaceuticals, Inc., a Nevada corporation (the “Company”), Citius Oncology, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“SpinCo”), TenX Keane Acquisition, a Cayman Islands exempted company (which will migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Parent”), and TenX Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.  Parent is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

B.  At least one day prior to the Closing Date (as defined below), as the first step in the consummation of the transactions contemplated herein and subject to the conditions set forth in this Agreement, Parent shall migrate to and domesticate as a Delaware corporation (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Cayman Islands Companies Act (As Revised) (the “CICA”).

C.  Concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws, substantially in the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Parent and the Company.

D.  In connection with the Domestication, (i) each then-issued and outstanding ordinary share, par value $0.0001 each per share, in the capital of Parent (the “Parent Common Stock”) shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Parent after its domestication as a corporation incorporated in the State of Delaware (the “Domesticated Parent Common Stock”); (ii) each then-issued and outstanding right to receive two-tenths of one share of Parent Common Stock (the “Parent Rights”) shall convert automatically into a right to receive two-tenths of one share of Domesticated Parent Common Stock (each, a “Domesticated Parent Right”); and (iii) each then-issued and outstanding unit of Parent (the “Parent Units”) shall be cancelled and entitle the holder to one share of Domesticated Parent Common Stock and a Domesticated Parent Right.

E.  Following the Domestication, (i) the Parties will effect the merger of Merger Sub with and into SpinCo, with SpinCo continuing as the surviving corporation and changing its name to one as selected by SpinCo in its discretion (the “Merger”), upon the terms and subject to the conditions set forth herein, and (ii) Parent will change its name to “Citius Oncology, Inc.”

F.  Pursuant to the Merger, shares of SpinCo Common Stock will be exchanged for shares of Domesticated Parent Common Stock, on the terms and subject to the conditions set forth herein.

G.  The board of directors of Parent (the “Parent Board”) unanimously has (i) determined that it is in the best interests of Parent and the shareholders of Parent, and declared it advisable, to enter into this Agreement providing for the Domestication and the Merger in accordance with the DGCL and CICA, (ii) approved this Agreement and the Transactions, including the Domestication and the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that the Domestication be approved, and the plan of merger set forth in this Agreement be adopted by the shareholders of Parent (the “Parent Board Recommendation”).

H.  The board of directors of Merger Sub has determined that the Merger and this Agreement are advisable, has approved this Agreement and the Transactions, including the Merger, and has recommended the approval of this Agreement and the Merger to the sole stockholder of Merger Sub.

I.  Parent, as the sole stockholder of Merger Sub, promptly following the execution and delivery of this Agreement, will approve and adopt this Agreement and the Transactions.

J.  The board of directors of the Company (the “Company Board”) unanimously has approved this Agreement and the Transactions.

K.  The board of directors of SpinCo has determined that the Merger and this Agreement are advisable, has approved this Agreement and the Transactions, including the Merger, and has recommended the approval of this Agreement and the Merger to the sole stockholder of SpinCo.

L.  The Company, as the sole stockholder of SpinCo, promptly following the execution and delivery of this Agreement, will approve and adopt this Agreement and the Transactions.

M.  In accordance with the terms of this Agreement, Parent shall provide an opportunity to holders of the Parent Common Stock to have their outstanding shares redeemed on the terms and subject to the conditions set forth in this Agreement and Parent’s Governing Documents in connection with obtaining the Parent Shareholder Approval.

N.  At the Effective Time, Parent, the Sponsor, and the other Persons named as parties therein shall amend and restate that certain Registration Rights Agreement, dated October 13, 2022, by and among Parent, the Sponsor and the other Persons party thereto, substantially in the form attached hereto as Exhibit C (as so amended and restated, and with such further changes as may be agreed in writing by Parent and the Company, the “A&R Registration Rights Agreement”), to, among other things, include a six (6) month lockup on shares issued to directors and officers of the Company and SpinCo.

O.  As a material inducement to the Company’s and SpinCo’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Sponsor and Parent are entering into a Sponsor Support Agreement with the Company and SpinCo (the “Sponsor Support Agreement”).

P.  It is the intention of the Parties that, for U.S. federal income Tax (as defined below) purposes, the Domestication qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, the Company, Merger Sub and Parent be parties to such reorganization (within the meaning of Section 368(b) of the Code) under Section 368(a)(1)(A), and this Agreement constitutes a “plan of reorganization” within the meaning of the regulations promulgated under the Code.

AGREEMENT

In consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

1.1  Definitions. Unless otherwise provided herein, terms with initial capital letters used in this Agreement will have the meanings ascribed to such terms in Annex A attached hereto, which is incorporated herein and made a part hereof.

1.2  Interpretation.

(a)  Unless the context of this Agreement otherwise requires:

(i)  (A) words of any gender include each other gender and neuter form and the use herein shall not limit any provision of this Agreement; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; and (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(ii)  any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, in whole or in part, including (in the case of statutes) by succession of comparable successor Laws and the related regulations, or enforcement procedures thereunder and published interpretations thereof, and references to any Contract or instrument (excluding any Contracts, documents or instruments disclosed in the Disclosure Schedules) are to that Contract or instrument as from time to time amended, modified, supplemented, or the terms thereof waived to the extent permitted by, and in accordance with, the terms thereof; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations, or enforcement procedures thereunder and published interpretations thereof, in each case, as of such date or dates.

(iii)  references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv)  references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)  No reference in the Disclosure Schedules to or disclosure of a possible breach or violation of any Contract or Law shall be construed as an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.

(d)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(e)  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(f)  The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, and the word “or” shall be disjunctive but not exclusive.

(g)  The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(h)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires.

(i)  All monetary figures shall be in United States dollars unless otherwise specified.

(j)  No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a SpinCo Material Adverse Effect, Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

(k)  The phrases “furnished,” “provided,” “delivered” or “made available” to a Party, or similar formulations, when used with respect to information or documents means that such information or documents (i) have been physically or electronically delivered directly to such Party or its legal counsel or financial advisors or made available to such Party (without material redactions) in the electronic data room hosted by the providing Party in connection with the Transactions, or (ii) are Parent SEC Filings or Company SEC Documents and have been made publicly available on the SEC’s EDGAR database by Parent or the Company, as applicable, and in each of clause (i) and (ii), not later than forty-eight (48) hours prior to the execution of this Agreement (and continuously available to such Party and its legal counsel and financial advisors through the date hereof).

Article II

THE MERGER

2.1  The Merger. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Parent and Merger Sub shall cause Merger Sub to be merged with and into SpinCo in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as Parent and SpinCo shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and SpinCo shall continue as the surviving corporation after the Merger (sometimes referred to herein as the “Surviving Corporation”). The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of, and subject to, the immediately preceding sentence, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of SpinCo and the Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of SpinCo and the Merger Sub will become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation. As a result of the Merger, SpinCo shall become a direct, wholly owned Subsidiary of Parent. References herein to “SpinCo” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL.

2.2  Closing. Unless the Transactions have been abandoned and this Agreement terminated pursuant to Section 9.1, then upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic exchange of documents and signatures on the third (3rd) Business Day after the conditions set forth in Article VIII (other than those that are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.3  Closing Deliverables; Effective Time.

(a)  At the Closing, the Company or SpinCo, as applicable, will deliver or cause to be delivered to Parent or Merger Sub:

(i)  a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 8.3(a), (b), (c) and (e) have been satisfied;

(ii)  the A&R Registration Rights Agreement, duly executed by the parties set forth on Section 2.3(a)(ii) of the Company Disclosure Schedule;

(iii)  duly executed counterparts to each of the other Transaction Documents to be entered into by the Company or SpinCo, as applicable;

(iv)  an IRS Form W-9, duly executed by the Company;

(v)  copies of resolutions and actions taken by the Company’s and SpinCo’s board of directors in connection with the approval of this Agreement and the Transactions;

(vi)  the Amended and Restated Shared Services Agreement, duly executed by the Company and SpinCo;

(vii)  all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.3; and

(viii)  such other documents or certificates as is reasonably determined by Parent and its legal counsel to be required in order to consummate the Transactions.

(b)  At the Closing, Parent will deliver or cause to be delivered:

(i)  to the Exchange Agent, the shares of Domesticated Parent Common Stock to be paid in respect of shares of SpinCo Common Stock in accordance with Section 3.1(a);

(ii)  to the Company, a certificate signed by an authorized officer of Parent, dated the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 8.1(f) and Section 8.2(a), (b), (c), (e) and (f) have been satisfied;

(iii)  to the Company, the A&R Registration Rights Agreement, and other Transaction Documents to be entered into by the Parent and the Sponsor, as applicable, duly executed by a duly authorized representative of Parent and the Sponsor;

(iv)  to the Company, the written resignations of all of the directors and officers of Parent (other than those Persons identified as the initial directors and officers, respectively, of Parent after the Effective Time, in accordance with the provisions of Section 2.5), effective as of the Effective Time;

(v)  to the Company, copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(vi)  to the Company, all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2; and

(vii)  such other documents or certificates as is reasonably determined by the Company and its legal counsel to be required in order to consummate the Transactions.

(c)  At least two (2) Business Days prior to the Closing, Parent will deliver to the Company a written statement setting forth Parent’s good faith estimate of (i) all Parent Transaction Expenses as of the Closing (“Parent Estimated Transaction Expenses”) (in each case with reasonable detail reports including the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices), and (ii) the resulting amount, if any, Sponsor would be obligated to pay to Parent assuming such Parent Estimated Transaction Expenses were the final Parent Transaction Expenses for purposes of Section 2.7.

(d)  On the Closing Date, in connection with the Effective Time, Parent will pay or cause to be paid, by wire transfer of immediately available funds, all Parent Estimated Transaction Expenses, and Parent shall cause the Sponsor to pay in full, by wire transfer of immediately available funds to Parent, any Parent Estimated Transaction Expenses in excess of $500,000.

(e)  On the Closing Date, SpinCo and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.

(f)  On the Closing Date, in connection with the Effective Time, the Company will pay or cause to be paid, by wire transfer of immediately available funds to Parent, $10,000,000 as a capital contribution to Parent for purposes of funding working capital of the Surviving Corporation.

(g)  The Closing and the Effective Time shall occur no sooner than the date that is the day after the completion of the Domestication.

2.4  Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation.

(a)  The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law, except the name of the Surviving Corporation shall be as provided in Section 2.4(b) and the reference to the incorporator shall be deleted.

(b)  The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law, except the name of the Surviving Corporation shall be such name as selected by SpinCo in its absolute discretion.

(c)  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of SpinCo as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of SpinCo as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

2.5  Governance Matters.

(a)  The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Section 2.5(a) of the Company Disclosure Schedule are nominated and elected as directors of Parent effective immediately after the Closing.

(b)  Subject to the terms of Parent’s Governing Documents, Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time (i) the Parent Board shall have a majority of “independent” directors for purposes of NASDAQ and (ii) the initial officers of Parent shall be as set forth on Section 2.5(b) of the Company Disclosure Schedule, in each case, each of whom shall serve in such capacity in accordance with the terms of Parent’s Governing Documents following the Effective Time.

2.6  Tax Treatment of the Domestication and the Merger. It is the intention by the Parties that, for U.S. federal income Tax purposes, the Domestication qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and SpinCo, Merger Sub and Parent be parties to such Merger reorganization within the meaning of Section 368(b) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. All of the Parties agree to cooperate and use their best efforts in order to qualify the Merger as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.

2.7  Adjustment to Parent Transaction Expenses.

(a)  Within ninety (90) days following the Closing Date, the Surviving Corporation will prepare and deliver to Sponsor a statement (the “Closing Statement”) containing the actual amount of all Parent Transaction Expenses (including those invoiced following the Closing). The Surviving Corporation shall provide Sponsor with reasonable access to its books and records as may be reasonably requested by Sponsor to verify the information contained in the Closing Statement.

(b)  Dispute Resolution.

(i)  Within thirty (30) days following Sponsor’s receipt of the Closing Statement, Sponsor will deliver written notice to the Surviving Corporation of any dispute with respect to the Closing Statement, setting forth such disputed item in reasonable detail (a “Closing Statement Dispute”). If the Sponsor does not notify the Surviving Corporation of any Closing Statement Dispute within such thirty (30)-day period, then the Closing Statement and the determinations and calculations of the Parent Transaction Expenses set forth therein will be final, conclusive and binding on the Parties. If Sponsor delivers to the Surviving Corporation a Closing Statement Dispute, then Sponsor and the Surviving Corporation will negotiate in good faith to resolve all disputed matters set forth in the Closing Statement Dispute. If Sponsor and the Surviving Corporation, notwithstanding such good faith effort, fail to resolve the Closing Statement Dispute within thirty (30) days (or longer, as mutually agreed to by such Parties in writing) after Sponsor delivers to the Surviving Corporation notice of the Closing Statement Dispute, then Sponsor and the Surviving Corporation will mutually agree on and jointly engage an independent auditor that is experienced in such matters (the “Independent Auditor”), to promptly resolve any and all unresolved matters of the Closing Statement Dispute.

(ii)  The Independent Auditor shall consider only those items and amounts set forth in the Closing Statement Dispute that are identified by either Sponsor or the Surviving Corporation as being items that Sponsor and the Surviving Corporation are unable to resolve. As promptly as practicable thereafter, Sponsor and the Surviving Corporation will each prepare and submit a written presentation to the Independent Auditor (each of which will be shared with the other party, but not until such time that both Parties have submitted their presentations) and will use commercially reasonable efforts to cause the Independent Auditor to make a final determination with respect to the Parties’ respective positions based upon the applicable language, definitions and Exhibits of this Agreement, and the presentations by Sponsor and the Surviving Corporation.

(iii)  In resolving any disputed item, the Independent Auditor will be bound by the terms of this Agreement, will serve as an expert and not an arbitrator, and will not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either Party. Except as Sponsor and the Surviving Corporation may otherwise agree, all communications between any party or its respective Representatives, on the one hand, and the Independent Auditor, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating Party (except in such cases where both Parties are submitting a presentation). The fees, costs and expenses of the Independent Auditor will be borne by Sponsor and the Surviving Corporation in inverse proportion, as determined by the Independent Auditor, as they may prevail on the matter resolved by the Independent Auditor. Absent fraud, all determinations made by the Independent Auditor will be final, conclusive and binding on the Parties. The Parties agree that judgment may be entered upon the determination of the Independent Auditor in any court having jurisdiction over the party against which such determination is to be enforced.

(iv)  If the Parent Transaction Expenses (as finally determined pursuant to Section 2.7(b)) is greater than the Parent Estimated Transaction Expenses and greater than $500,000, then Sponsor will pay by wire transfer of immediately available funds to Parent, an amount in cash equal to (A) the amount by which the Parent Transaction Expenses exceeds $500,000 minus (B) the amount, if any, that Sponsor paid at Closing in respect of Parent Estimated Transaction Expenses.

(v)  Any payment required pursuant to this Section 2.7(b) will be made within five (5) Business Days after the date of final determination of the Parent Transaction Expenses in accordance with Section 2.7(b).

(vi)  Each party will reasonably cooperate with and make available to the other party and its respective accountants and other Representatives all information, records, data and working papers, and will permit access to its records, facilities and personnel, as may be reasonably requested in connection with this Section 2.7(b). including the resolution of any matters or disputes hereunder.

Article III

CONVERSION OF SHARES

3.1  Effect on Capital Stock and SpinCo Options. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement or any holder of the capital stock of the Company, SpinCo, Merger Sub or Parent:

(a)  SpinCo Common Stock and Merger Sub Common Stock.

(i)  Each share of SpinCo Common Stock issued and outstanding and held by the Company as of immediately prior to the Effective Time (the “Outstanding SpinCo Shares”) shall be automatically converted into the right to receive a number of fully paid and non-assessable shares of Domesticated Parent Common Stock equal to the Base Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iii), with any fractional shares of Domesticated Parent Common Stock rounded down to the nearest whole share for no additional consideration (the “Merger Consideration”). Each Outstanding SpinCo Share, when converted in accordance with this Section 3.1(a)(i), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or distributions and other amounts payable in accordance with Section 3.2(b).

(ii)  Each share of SpinCo Common Stock held by SpinCo as treasury stock as of immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor or in respect thereof.

(iii)  The Aggregate Parent Common Stock Consideration and the resulting Base Exchange Ratio shall be adjusted to the extent appropriate to reflect the effect of any stock split, split-up, reverse stock split, stock dividend or distributions of Parent Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 3.1(a)(iii) shall be construed to permit Parent to take or to permit any of its Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(iv)  At the Effective Time, all of the shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)  SpinCo Options. As of the Effective Time, Parent shall assume each SpinCo Option that is outstanding (whether vested or unvested) as of the Effective Time (such assumed options are referred to as the “Domesticated Parent Options”). The Domesticated Parent Options will continue to have, and be subject to, the same terms and conditions (including with respect to vesting and termination-related provisions) set forth in the applicable option documents (including the SpinCo Equity Incentive Plan and stock option agreement or other document evidencing such SpinCo Option) immediately prior to the Effective Time, except that (i) each SpinCo Option will be exercisable from and after the Effective Time for that whole number of shares of Domesticated Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of SpinCo Common Stock subject to such SpinCo Option, multiplied by the Base Exchange Ratio, and (ii) the exercise price per share for each such share of Domesticated Parent Common Stock shall be equal to the exercise price per share of such SpinCo Option in effect immediately prior to the Effective Time, divided by the Base Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). The assumption of the SpinCo Options by Parent is intended to satisfy the requirements of Treasury Regulations Section 1.424-1 (to the extent such SpinCo Options were intended to qualify as incentive stock options within the meaning of Code Section 422) and of Treasury Regulations Section 1.409A-1(b)(5)(v)(D) (for SpinCo Options not so qualifying).

(c)  Parent Securities. Each share of Domesticated Parent Common Stock, each Domesticated Parent Right and each Domesticated Parent Unit that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding immediately following the Effective Time, except to the extent as otherwise provided in the Parent Governing Documents or Rights Agreement (including in respect of automatic conversion of the Domesticated Parent Rights or redemption of the Domesticated Parent Common Stock).

3.2  Exchange Fund.

(a)  At or substantially concurrently with the Effective Time, Parent shall issue, and shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Outstanding SpinCo Shares, for exchange in accordance with this Section 3.2, the number of Domesticated Parent Common Stock in book-entry form sufficient to represent the Merger Consideration (the “Exchange Fund”). Parent shall cause the Exchange Agent to distribute, immediately following the Effective Time, pursuant to irrevocable instructions from the Parent, the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b)  Distributions After the Effective Time. Subject to the following sentence, no dividends or other distributions declared after the Effective Time with respect to Domesticated Parent Common Stock shall be paid with respect to any shares of Domesticated Parent Common Stock that are not able to be delivered by the Exchange Agent promptly after the Effective Time, whether due to a legal impediment to such delivery or otherwise. Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the delivery of any such previously undelivered shares of Domesticated Parent Common Stock, there shall be paid to the record holder of such shares of Domesticated Parent Common Stock, without interest, at the time of delivery, to the extent not previously paid, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Domesticated Parent Common Stock.

(c)  No Liability. None of the Company, the Surviving Corporation, Parent, Merger Sub, the Exchange Agent or any other Person shall be liable for shares of Domesticated Parent Common Stock (or dividends or distributions with respect thereto or with respect to SpinCo Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d)  Closing of Transfer Books. From and after the Effective Time, the stock transfer books of SpinCo shall be closed, and no transfer shall be made of any shares of capital stock of SpinCo that were outstanding as of immediately prior to the Effective Time.

(e)  Tax Withholding. Parent, the Company, SpinCo, Merger Sub and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.3  Appraisal Rights. In consideration of the benefits to be received by the Company pursuant to this Agreement, the Company waives any rights to appraisal that may otherwise be available under the DGCL in connection with the Merger.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except as otherwise disclosed or identified in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1  Organization of the Company. The Company has been duly incorporated and is validly existing and in good standing as a Nevada corporation. The Company has all requisite power and authority to own, lease and operate its properties and assets in the manner in which such assets and properties are now owned, leased and operated and to conduct its business as it is now being conducted. The Company has made available to Parent and Merger Sub true and complete copies of the Governing Documents of the Company as in effect on the date hereof. The Company is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the properties and assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable).

4.2  Due Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the Transactions have been duly authorized by all necessary and proper action on its part, and no other action on the part of the Company is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time or consummate the Transactions. Each of this Agreement and the Transaction Documents to which the Company is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that this Agreement or such other applicable Transaction Documents to which each of Parent and Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Parent and Merger Sub (as applicable)), constitutes or will when executed and delivered constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding at law or in equity) (collectively, the “Remedies Exception”).

4.3  Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by the Company in connection with the execution or delivery by the Company of this Agreement or the Transaction Documents to which it is or will be a party or the consummation by the Company of the Transactions, except for or in compliance with (a) any Premerger Notification and Report Form required under and in compliance with the HSR Act or other filings in connection therewith; (b) the filing of the Certificate of Merger and the Parent Charter with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (c) the rules and regulations of NASDAQ; (d) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (e) Consents described in Section 5.5 and Consents set forth on Section 4.3 of the Company Disclosure Schedule.

4.4  No Conflict. Subject to the receipt of the Consents set forth in Section 4.3, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by the Company of the Transactions do not and will not as of the Closing Date, (a) violate any provision of, or result in a conflict with or the breach of, any Law applicable to the Company or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or give to others any rights of amendment, suspension, revocation of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, suspend, revoke, or cancel any Contract to which the Company is a party or by which its assets or properties are bound, or result in the creation of any Lien on any assets or properties of the Company; or (c) breach or violate any provision of the Governing Documents of the Company, except, in the case of each of clauses (a) and (b), to the extent that such conflicts, breaches, defaults or other matters would not (i) materially and adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents or (ii) materially and adversely affect the ability of the Company to conduct the SpinCo Business.

4.5  Litigation and Proceedings. Other than disclosed in the Company SEC Documents there are no Actions pending or, to the Knowledge of the SpinCo Group, threatened, by or against the Company or any of its Subsidiaries (other than SpinCo or with respect to the SpinCo Assets) that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries (other than SpinCo or with respect to the SpinCo Assets) is subject to any Order nor, to the Knowledge of the SpinCo Group, are there any such Orders threatened to be imposed by any Governmental Authority that, in each case, would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

4.6  Brokers’ Fees. Except for Maxim Group LLC, no broker, investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement, including for which Parent or any of its Subsidiaries, including Merger Sub or the Surviving Corporation, would be liable, based on arrangements made on behalf of the Company or any of its Affiliates. The Company is solely responsible for the fees and expenses of Maxim Group LLC arising from the Company’s engagement with Maxim Group LLC.

4.7  Internal Controls. (a) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-l5(f) or 15d-15(f), as applicable, under the Exchange Act (collectively, “Internal Controls”)) that are designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the audit committee of the Company Board (the “Company Audit Committee”). Since September 30, 2019, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s independent auditor and the Company Audit Committee (a) any significant deficiency or material weakness in the Company’s Internal Controls and (b) any fraud involving management or other employees who have a significant role in the Company’s Internal Controls. Since September 30, 2019, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

(b)  The financial statements and notes contained or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with GAAP, and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. The Company has no off-balance sheet arrangements (as defined by Regulation S-K) that are not disclosed in the Company SEC Documents.

(c)  Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any Actual Fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

4.8  Company SEC Filings. Since September 30, 2020, the Company has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act. Each of the Company’s SEC filings since September 30, 2020, as of the respective date of such filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to such Company SEC filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), no Company SEC filings since September 30, 2020 contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC filings. To the Knowledge of the Company, none of the Company SEC filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SPINCO

As an inducement to Parent and Merger Sub to enter into this Agreement, except as otherwise disclosed or identified in (a) with respect to Sections 5.8 and 5.9 the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the corresponding section or subsection of the SpinCo Disclosure Schedule, the Company and SpinCo hereby represent and warrant as follows:

5.1  Organization of SpinCo. SpinCo has been duly incorporated and is validly existing and in good standing as a Delaware corporation and has all requisite power and authority to own, lease and operate its assets in the manner in which such assets are now owned, leased or operated and to conduct its business as it has been and is now being conducted. SpinCo has made available to Parent and Merger Sub true and complete copies of the Governing Documents of SpinCo. SpinCo is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the properties and assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable).

5.2  Due Authorization. SpinCo has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions (subject, in the case of the Merger, to the SpinCo Shareholder Approval). The execution and delivery by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by SpinCo of the Transactions have been or will be duly and validly authorized and approved by all necessary and proper action and, except for the SpinCo Shareholder Approval, no other action on the part of SpinCo is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by SpinCo and (assuming that this Agreement or such other applicable Transaction Document to which Parent or Merger Sub is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of Parent or Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, subject to the Remedies Exception.

5.3  Capitalization of SpinCo.

(a)  (i) The authorized capital stock of SpinCo consists of 100,000,000 shares of SpinCo Common Stock, (ii) the issued and outstanding shares of capital stock of SpinCo consists of 67,500,000 shares of SpinCo Common Stock, and (iii) no shares of SpinCo Common Stock are being held by SpinCo in its treasury. All of the issued and outstanding shares of SpinCo Common Stock are owned, of record and beneficially, by the Company and have been duly authorized and validly issued, are fully paid and nonassessable, free and clear of all Liens (other than Liens imposed by applicable securities Laws) and have not been issued in violation of any preemptive or similar rights.

(b)  Except as set forth in Section 5.3(b) of the SpinCo Disclosure Schedule, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of SpinCo, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of SpinCo, (ii) obligations of any kind which may require SpinCo to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of SpinCo.

(c)  The books and records of SpinCo contain a true, correct and complete listing of: (i) the name and address of each Person owning SpinCo Common Stock and (ii) the certificate number of each certificate evidencing shares of capital stock issued by SpinCo, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

5.4  Subsidiaries. SpinCo has no Subsidiaries. Without limiting the generality of the foregoing, SpinCo does not control, own or possess, directly or indirectly, or have any interest or participation (direct or indirect) in, any other Person.

5.5  Governmental Consents. No Consent of, with or to any Governmental Authority is or will be required to be obtained or made by SpinCo in connection with the execution or delivery by SpinCo of this Agreement or the Transaction Documents to which SpinCo is or will be a party at the Effective Time or the consummation by SpinCo of the Transactions, except for or in compliance with: (a) any Premerger Notification and Report Form required under and in compliance with the HSR Act or other filings in connection therewith, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (c) the rules and regulations of NASDAQ; (d) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (e) Consents described in Section 4.3 and Consents set forth on Section 5.5 of the SpinCo Disclosure Schedule.

5.6  No Conflict. Subject to the receipt of the Consents described in Section 5.5, the execution and delivery by SpinCo of this Agreement and the Transaction Documents to which SpinCo is or will be a party at the Effective Time and the consummation by SpinCo of the Transactions do not and will not: (a) violate any provision of, or result in a conflict with, or the breach of, any Law applicable to SpinCo or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or give to others any rights of amendment, suspension, revocation of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, suspend, revoke, or cancel any Contract to which SpinCo is a party or by which its assets or properties are bound; (c) result in the creation of any Lien upon any of the properties or assets of SpinCo; or (d) violate any provision of the Governing Documents of SpinCo, except, in the case of clauses (a), (b) and (c), to the extent that such conflicts, breaches, defaults or other matters would not (i) materially and adversely affect the ability of the SpinCo to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents or (ii) materially and adversely affect the ability of the SpinCo to conduct the SpinCo Business.

5.7  Sufficiency of the SpinCo Assets.

(a)  Except as set forth in Section 5.7 of the SpinCo Disclosure Schedule, on the Closing Date, assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.3 and Section 5.5, the SpinCo Assets, taking into account the Shared Services Agreement, the Amended and Restated Shared Services Agreement, and the license granted pursuant to Section 7.18(c), constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, the SpinCo Business, and constitute all of the assets, properties and rights reasonably necessary for Parent and the Surviving Corporation to conduct the SpinCo Business immediately following the Closing in all material respects and in substantially the same manner as it is conducted on the date hereof.

(b)  The Company has caused the SpinCo Assets that are material tangible assets or personal property (“Tangible Personal Property”) to be maintained in accordance with good business and industry practice, and such SpinCo Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used, ordinary wear and tear excepted.

(c)  Except for Permitted Liens, SpinCo has good, valid and marketable title to, or a valid leasehold in, license to or other legal right to use, as the case may be, all of the SpinCo Assets, free and clear of any Liens other than Permitted Liens.

(d)  The operation of the SpinCo Business as it is now conducted is not dependent upon the right to use the Tangible Personal Property of Persons other than the Company or its Subsidiary, except for such Tangible Personal Property that is owned by, leased, licensed, or otherwise duly and validly contracted to the Company or one of its Subsidiaries for use in connection with the SpinCo Business. Any leases related to the Tangible Personal Property are valid and binding against the Company or one of its Subsidiaries, as applicable, and to the Knowledge of the SpinCo Group, the counterparty thereto, and are in full force and effect and are enforceable in accordance with their terms, subject to the Remedies Exception. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or its respective Subsidiary under any lease related to the Tangible Personal Property, and to the Knowledge of the SpinCo Group, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default by any other party under any such lease, and none of the Company or its Subsidiaries has received written notice of any such condition. Neither the Company nor any of its Subsidiaries has waived any material rights under any license or lease related to the Tangible Personal Property. To the Knowledge of the SpinCo Group, no event has occurred which either entitles, or, on notice or lapse of time or both, would entitle the other party to any license or lease related to the Tangible Personal Property with the Company or any of its Subsidiaries to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of the Company or its Subsidiaries under any such license or lease.

5.8  Financial Statements.

(a)  Set forth on Section 5.8(a) of the SpinCo Disclosure Schedule are copies of the SpinCo Financial Statements. Each of the SpinCo Financial Statements fairly presents, and each of the Subsequent Period SpinCo Financial Statements will fairly present, in all material respects, the financial condition and results of operations and cash flows of the SpinCo Business, as of the dates indicated therein and for the periods referred to therein; provided, that the SpinCo Financial Statements, the Subsequent Period SpinCo Financial Statements and the representations and warranties in this Section 5.8 are qualified by the fact that (i) the SpinCo Business has not operated on a separate standalone basis and has historically been reported within the Company Financial Statements, and (ii) the SpinCo Financial Statements assume, and the Subsequent Period SpinCo Financial Statements will assume, certain allocated charges and credits, which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the SpinCo Business would incur on a standalone basis, including after the Closing. The SpinCo Financial Statements were prepared in accordance with GAAP and were derived from the financial reporting systems and the Company Financial Statements.

(b)  There are no outstanding loans or other extensions of credit made by SpinCo to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SpinCo. SpinCo has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

5.9  No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries (excluding SpinCo) (in each case primarily with respect to the SpinCo Business) and SpinCo (excluding any Liabilities related or attributable to Taxes as set forth on Section 5.9 of the SpinCo Disclosure Schedule) whether or not of a type required to be reflected or reserved for on a consolidated balance sheet of the Company or related to the SpinCo Business or in the notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved for in the Company Financial Statements or the SpinCo Financial Statements or disclosed in any notes thereto; (b) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of the operations of the SpinCo Business and consistent with past practice; (c) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the Transactions; (d) Liabilities set forth in Section 5.9 of the SpinCo Disclosure Schedule; (e) Liabilities that are executory obligations arising in the ordinary course of business under any SpinCo Material Contract (and not as a result of any breach thereof) or (f) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to SpinCo.

5.10  Litigation and Proceedings. There are no Actions pending or, to the Knowledge of the SpinCo Group, threatened against SpinCo or the Company with respect to the SpinCo Business or affecting any of the SpinCo Assets. Neither SpinCo nor the Company (solely in respect of the SpinCo Assets) is subject to any Order (nor, to the Knowledge of the SpinCo Group, are there any such Orders threatened to be imposed by any Governmental Authority) which has materially and adversely affected SpinCo or the SpinCo Business or would reasonably be expected to materially or adversely affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the Transactions contemplated hereby or thereby.

5.11  Real Property. SpinCo does not own, and at no time previously has owned, any real property. With respect to the Company Real Property, (i) the Company or its applicable Subsidiary has good and valid title (or the applicable local equivalent) or a valid and enforceable leasehold interest, as applicable, in such Company Real Property, free and clear of any Liens, subject to the Remedies Exception and other than Permitted Liens, and (ii) neither the Company nor any of its Subsidiaries has received (A) written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any portion of such Company Real Property (to the extent relating to or affecting the SpinCo Business) or (B) written notice of default or breach of any Company Leased Property. To the Knowledge of the SpinCo Group, no event has occurred which, with notice, lapse of time or both, would constitute a material default or breach of any Company Leased Property by the Company or its Subsidiaries. A complete and correct list of the Company Real Property is provided in Section 5.11 of the SpinCo Disclosure Schedule.

5.12  Tax Matters.

(a)  Except as would not, individually or in the aggregate, have a SpinCo Material Adverse Effect:

(i)  (A) All Tax Returns required to be filed by the Company and SpinCo or with respect to SpinCo or the SpinCo Business have been filed (taking into account applicable extensions), (B) all such Tax Returns are true, correct and complete, and (C) all Taxes, whether or not shown as due on such Tax Returns, in respect of SpinCo and the SpinCo Business have been paid, in the case of each of clauses (A) through (C), except to the extent adequate reserves therefor in accordance with GAAP have been provided on the SpinCo Financial Statements;

(ii)  The Company and SpinCo have each made available to Parent and Merger Sub true, correct and complete copies of all Tax Returns filed by or with respect to the SpinCo Business for tax years ending on or after December 31, 2021.

(iii)  (A) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against the Company, SpinCo or the SpinCo Business, except for deficiencies or proposed deficiencies that have been satisfied by payment, settled or withdrawn, and (B) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of the Company, SpinCo or the SpinCo Business;

(iv)  The Company and SpinCo have no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or SpinCo for any extension of time within which to file any material Tax Return or within which to pay any Taxes shown to be due on any Tax Return;

(v)  SpinCo has no Liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) whether under Treasury Regulations Section 1.1502-6, as a transferee or successor, or by contract (other than commercial contracts the primary purpose of which is not Taxes), or by operation of Law or otherwise;

(vi)  Within the past two (2) years, SpinCo has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code;

(vii)  SpinCo has not participated in, and is currently not participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(viii)  There are no Liens for Taxes (other than Permitted Liens) upon the assets of SpinCo or the SpinCo Business;

(ix)  SpinCo is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), except for any commercial contracts the primary purpose of which is not Taxes; and

(x)  SpinCo has not requested and is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum, or agreement with any taxing authority with respect to any material Taxes of SpinCo, nor is any such request outstanding.

(b)  Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Tax-Free Status.

(c)  The representations and warranties set forth in this Section 5.12 and, to the extent relating to Tax matters, Section 5.17, constitute the sole and exclusive representations and warranties of the Company and SpinCo regarding Tax matters.

5.13  Absence of Changes.

(a)  Since the Balance Sheet Date until the date of this Agreement there has not been any SpinCo Material Adverse Effect;

(b)  Except in connection with the Transaction Process or as contemplated by this Agreement and the other Transaction Documents, since the Balance Sheet Date and through the date hereof, the Company and its Subsidiaries, including SpinCo, have, in all material respects, conducted the SpinCo Business in the ordinary course of business and consistent with past practice.

(c)  Except as disclosed on Section 5.13(c) of the SpinCo Disclosure Schedule, since the Balance Sheet Date, the Company has not, nor has any of its Subsidiaries, including SpinCo, taken any action that, if taken during the period from the date of this Agreement through the Closing, would require the consent of Parent or Merger Sub pursuant to Section 7.2.

5.14  Material Contracts.

(a)  Section 5.14(a) of the SpinCo Disclosure Schedule sets forth a true, correct and complete list of, and the Company or SpinCo has made available to the Parent and the Merger Sub, true, correct and complete copies of, each Contract in effect to which SpinCo is a party or to which the Company or any of its Subsidiaries is a party to the extent it relates primarily to the SpinCo Business or the SpinCo Assets or by which the SpinCo Business or the SpinCo Assets are bound (each, a “SpinCo Material Contract”):

(i)  any Contract that relates to the purchase or sale of goods or services pursuant to which the SpinCo Business has received more than $500,000 or paid more than $500,000 in the past twelve (12) months;

(ii)  (A) any Contract to which SpinCo is a party, that by its terms calls for aggregate payments by the Company or any of its Subsidiaries under such Contract of more than $500,000 per year or $1,200,000 in the aggregate over the length of the Contract, and (B) any Contract to which the Company or its Subsidiary (other than SpinCo) is a party, that by its terms calls for aggregate payments by the Company or any of its Subsidiaries under such contract of more than $500,000 per year or $1,200,000 in the aggregate over the length of the contract, which payments solely relate to the SpinCo Business;

(iii)  any Contract that contains covenants that materially limit the ability of SpinCo (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or (B) to purchase or acquire an interest in any other Person;

(iv)  any Contract that limits or purports to limit in any material respect the ability of the SpinCo Business to compete with any Person or in any line of business or in any geographic region in the world;

(v)  any Contract that grants exclusive rights to a customer or a supplier or (to the extent material to the SpinCo Business) any other commercial counterparty that will relate to or affect the SpinCo Business after the Closing;

(vi)  any Contract that requires any future capital expenditures by the SpinCo Business in excess of $500,000 that will not be paid prior to the Closing;

(vii)  any Contract that requires any continuing indemnification obligations or milestone, earn out or similar payments to be made by the SpinCo Business in excess of $1,000,000 in the aggregate that will not be paid prior to the Closing;

(viii)  any Contract that relates to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money or any bonds, debentures, notes or similar instruments, in each case, in excess of $500,000;

(ix)  any Contract pursuant to which (A) any Person grants to SpinCo or, with respect to the SpinCo Business, to the Company or any of its Subsidiaries other than SpinCo, any license, right, permission, consent, non-assertion or release with respect to any Intellectual Property that is material to the SpinCo Business, other than (1) non-exclusive click-wrap, shrink-wrap or off-the-shelf software licenses that are commercially available on standard and reasonable terms to the public generally with license, maintenance, support and other fees of less than $200,000 in any twelve (12)-month period, (2) non-disclosure agreements entered into in the ordinary course of business consistent with past practice and (3) non-exclusive licenses granted by any suppliers or service providers to SpinCo in the ordinary course of business consistent with past practice solely for the receipt of services from such supplier or service provider, and solely where such licenses are ancillary to the primary purpose of such Contract, or (B) the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo grants any license, right, permission, consent, non-assertion or release with respect to any Intellectual Property that is material to the SpinCo Business, other than (1) non-exclusive licenses granted to customers of SpinCo in the ordinary course of business consistent with past practice, (2) non-exclusive licenses granted to any suppliers or service providers by SpinCo in the ordinary course of business consistent with past practice and (3) non-disclosure agreements entered into in the ordinary course of business consistent with past practice;

(x)  any Contract to which the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo is a party with any Governmental Authority or any university, college, research institute, or other educational institution that provides for the provision of funding by or to SpinCo or the Company or any of its other Subsidiaries, in each case, for any research or development activities involving the invention, creation, conception or development of any Intellectual Property that is material to the SpinCo Business;

(xi)  any lease, sublease, occupancy agreement or license for real property;

(xii)  any Contract that contains “most favored nation” pricing provisions for the benefit of the relevant counterparty that will relate to or affect the SpinCo Business after the Closing;

(xiii)  any joint venture, strategic alliance, joint development, partnership or similar arrangement;

(xiv)  any Contract relating to the acquisition or disposal or divestiture of, or investment in, any joint venture, partnership or similar arrangement or any material assets or businesses;

(xv)  any Contract providing for (or providing an option for) any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, SpinCo, their material assets or the SpinCo Business;

(xvi)  any Contract that is between SpinCo and any of its directors, executive officers, shareholders or Affiliates, including the Company, including all non-competition, severance and indemnification agreements;

(xvii)  any Contract that provides another Person with a power of attorney;

(xviii)  any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind where the counterparty or the ultimate customer is, or the work performed under such contract was funded by, a Governmental Authority; and

(xix)  any Contract not otherwise described in any other subsection of this Section 5.14(a) that would be required to be filed by SpinCo as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if SpinCo were subject to the reporting requirements of the Exchange Act as of the date hereof.

(b)  Except as disclosed in Section 5.14(b) of the SpinCo Disclosure Schedule, (i) each SpinCo Material Contract is valid and binding on the Company or its applicable Subsidiary, including SpinCo and, to the Knowledge of the SpinCo Group, the counterparty thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Remedies Exception; (ii) neither the Company nor its applicable Subsidiary, including SpinCo is, and to the Knowledge of the SpinCo Group, no counterparty thereto is, in breach of, or default under, any SpinCo Material Contract in any material respect; (iii) to the knowledge of the SpinCo Group, as applicable, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by a counterparty to a SpinCo Material Contract, or permit termination or acceleration by the Company or SpinCo, under such SpinCo Material Contract; (iv) no other party to a SpinCo Material Contract has notified the Company or SpinCo in writing that it is terminating or considering terminating its business with the Company (solely in respect of the SpinCo Business) or SpinCo or is planning to materially reduce its future business with the Company (solely in respect of the SpinCo Business) or SpinCo; and (v) neither the Company nor SpinCo has waived any material rights under a SpinCo Material Contract.

5.15  Employment Matters.

(a)  Since their respective dates of formation, neither the Company nor any of its Subsidiaries, including SpinCo, is or has been a party to any agreement with any trade union, works council, employee representative body or labor organization (covered by the National Labor Relations Act) that represents (or that otherwise governs or relates to the employment of) any employees of the Company or its Subsidiaries, including SpinCo. To the Knowledge of the SpinCo Group, (i) no petition for recognition of a labor organization or other body for the representation of the employees of the Company and its Subsidiaries is pending or threatened, and (ii) there has not during the last three (3) years been any (or threat of any), and there are no pending and no Person has threatened to commence any, strike, slowdown, work stoppage, lockout, picketing, labor dispute, union organizing activity, or any similar activity or dispute, in each case affecting the SpinCo Business or SpinCo.

(b)  There are no pending, or to the Knowledge of the SpinCo Group, anticipated or threatened, unfair labor or other employment-related practice charges, complaints or other grievances or Actions by or before any Governmental Authority, arising under any applicable Law governing labor or employment, in each case in respect of which SpinCo or the SpinCo Business will have any material Liability at the Effective Time.

(c)  There are no Actions pending or, or to the Knowledge of the SpinCo Group, threatened involving the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo, or any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act, or similar claim.

(d)  Since its formation, SpinCo has had no employees and all employee or consulting services necessary for the operation of the SpinCo Business have been provided by the Company or one of its Subsidiaries pursuant to the Shared Services Agreement. For the past three (3) years, the Company has been in compliance in all material respects with all Laws relating to terms and conditions of employment, employment practices, employment discrimination and harassment, civil rights, the Worker Adjustment and Retraining Notification Act and any similar state or local plant closures and mass layoffs Laws, wages (including minimum wage and overtime), hours of work, withholdings and deductions, classification and payment of employees, independent contractors and consultants, employment equity, occupational health and safety, workers’ compensation, immigration, and workforce reduction with respect to any employee or independent contractor providing services to the SpinCo Business or in respect of which SpinCo will have any material Liability at the Effective Time.

(e)  Except as would not reasonably be expected to result in material Liability to the SpinCo Business (taken as a whole), neither the Company nor any of its Subsidiaries, including SpinCo, has incurred or is liable for, and no circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur or be liable for with respect to any Person that provides services to SpinCo as an employee or independent contractor, any liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of employees as independent contractors or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(f)  Section 5.15(f) of the SpinCo Disclosure Schedule sets forth a complete and accurate list of all current employees of the Company or any of its Subsidiaries who provide services to SpinCo or the SpinCo Business, showing each employee’s name, job title or description, employer, location, and salary level (including any bonus, commission, deferred compensation or other remuneration payable, and detailing the extent of their allocation to SpinCo or the SpinCo Business). Except as set forth on Section 5.15(f) of the Company Disclosure Schedule, (A) no such employee is a party to a written employment agreement or contract with the Company or any of its Subsidiaries and each is employed “at will”, and (B) the Company, or one of its Subsidiaries, has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by the Company, or the Subsidiary, to any such employees under the terms of any written or oral agreement, or commitment or any Law, custom, trade or practice. Each such employee has entered into the Company’s or one of its Subsidiary’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company or such Subsidiary, a copy of which has been provided to the Parent by the Company. The Company has provided to Parent and Merger Sub true and complete copies of each employment agreement with such employee.

(g)  Section 5.15(g) of the SpinCo Disclosure Schedule contains a list of all independent contractors (including consultants) currently engaged by the Company who provide services to SpinCo or the SpinCo Business, along with the position, the entity engaging such Person, date of retention and rate of remuneration, and details of the extent of their allocation to SpinCo or the SpinCo Business for each such Person. All of such independent contractors are a party to a written agreement or contract with the Company or one of its Subsidiaries. Each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company or one of its Subsidiaries, a copy of which has been provided to the Parent by the Company. For the purposes of applicable Law, including the Internal Revenue Code of 1986, as amended, all independent contractors who are currently, or within the last three (3) years have been, engaged by the Company or one of its Subsidiaries are bona fide independent contractors and not employees of the Company or such Subsidiary. Except as set forth on Section 5.15(g) of the SpinCo Disclosure Schedule, each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company or SpinCo to pay severance or a termination fee. The Company has provided to Parent and Merger Sub true and complete copies of each service or other agreement with such independent contractor.

5.16  Compliance with Law; Permits.

(a)  Except as set forth on Section 5.16(a) of the Company Disclosure Schedule, and for Environmental Laws (which are addressed exclusively as set forth in Section 5.19(a)), the Company and its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) and SpinCo are, and, during the past two (2) years, have (i) been in compliance with all applicable Laws, except where noncompliance has not been and would not reasonably be expected to materially and adversely affect SpinCo or the SpinCo Business and (ii) not received notice from any Governmental Authority alleging any material non-compliance with or material violation of any applicable Law or that the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo is subject to any inspection, investigation, survey, audit or other review.

(b)  Except as set forth on Section 5.16(b) of the Company Disclosure Schedule and except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 5.19(a)), (i) the Company and its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) and SpinCo hold all Permits necessary to conduct the SpinCo Business consistent with past practice and in compliance with applicable Law (the “SpinCo Permits”) and (ii) the SpinCo Permits are valid and in full force and effect and the Company or its applicable Subsidiary is in compliance with the terms thereof.

(c)  Section 5.16(c) of the SpinCo Disclosure Schedule sets forth a list of each SpinCo Permit.

5.17  Benefit Plans.

(a)  Except as set forth on Section 5.17(a) of the SpinCo Disclosure Schedule, there are no SpinCo Benefit Plans. No Company Benefit Plan or SpinCo Benefit Plan is (i) an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code; (ii) an employee benefit plan for which SpinCo could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated or (iii) a plan in respect of which SpinCo or the Company could incur liability under Section 4212(c) of ERISA. There are no other employee benefit plans, including any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), for which SpinCo could incur liability under Section 4063 or 4064 of ERISA. Neither SpinCo nor the Company have any express or implied commitment, (1) to create, incur liability with respect to, or cause to exist, any other SpinCo Benefit Plan, or (2) to modify, change or terminate any SpinCo Benefit Plan, other than with respect to a modification, change or termination required by applicable Law. SpinCo does not have any express or implied commitment to enter into any contract or agreement to provide compensation or benefits to any individual.

(b)  With respect to each SpinCo Benefit Plan, the Company has made available to Parent true and complete copies of, to the extent applicable, (i) the current plan document (including all amendments thereto), (ii) the most recent summary plan description including any summary of material modifications provided to participants, (iii) the last filed Form 5500 series and all schedules thereto, (iv) the most recent determination, opinion or advisory letter issued by the IRS and (v) any material, non-routine communications with any Governmental Authority in the past three (3) years.

(c)  Each SpinCo Benefit Plan has been operated, funded and administered in all material respects in accordance with its terms and in material compliance with applicable Law, including ERISA and the Code. Except as set forth on Section 5.17(c) of the SpinCo Disclosure Schedule, there are no pending or threatened Actions or audits (other than routine claims for benefits) involving any SpinCo Benefit Plan.

(d)  With respect to each SpinCo Benefit Plan (i) all required contributions have been made or properly accrued, (ii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (iii) all reports, returns, and similar documents required to be filed with any Governmental Authority or distributed to any SpinCo Benefit Plan participant have been timely filed or distributed. SpinCo has complied with its obligations under any plan, program or arrangement that is sponsored, maintained or administered by any Governmental Authority.

(e)  Except as set forth on Section 5.17(e) of the SpinCo Disclosure Schedule the consummation of the Transactions shall not, either alone or in combination with another event: (i) entitle any current or former employee of or consultant to SpinCo, including those operating the SpinCo Business pursuant to the Shared Services Agreement, to severance pay, unemployment compensation or any other benefits or payments; or (ii) accelerate the time of payment, funding or vesting, or increase the amount of any payments or benefits due to any employee of or consultant to SpinCo, including those operating the SpinCo Business pursuant to the Shared Services Agreement.

(f)  Except as set forth in Section 5.17(f) of the SpinCo Disclosure Schedule, no SpinCo Benefit Plan provides for, and SpinCo does not have any current or contingent Liability in respect of, post-retirement or other postemployment health or welfare benefits.

(g)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or by the Transaction Documents shall, either alone or in combination with any other event(s), result in the payment of any amount to any current or former employee, director, officer or independent contractor of SpinCo that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)  Each SpinCo Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code and the guidance thereunder) is in material compliance in both form and operation with Section 409A of the Code, and no Taxes are owed (or will be owed, as applicable) under Section 409A(a)(1) for any such plan or arrangement. SpinCo is not under any obligation to reimburse or gross up any employer or other service provider in respect of any Taxes, including under Section 409A of the Code or Sections 280G or 4999 of the Code.

5.18  Intellectual Property.

(a)  Section 5.18(a) of the SpinCo Disclosure Schedule sets forth a list of, as of the date hereof, all SpinCo Owned Intellectual Property that is the subject of any registration, issuance, or application for registration or issuance, with any Governmental Authority or Internet domain name registrar (specifying for each such item (i) the record owner (and, if different from the record owner, the beneficial owner), (ii) the jurisdiction in which such item has been issued, registered or filed, (iii) the issuance, registration or application date and (iv) the issuance, registration or application number) (any Intellectual Property set forth or required to be set forth on Section 5.18(a) of the SpinCo Disclosure Schedule, collectively, the “SpinCo Registered Intellectual Property”).

(b)  All SpinCo Registered Intellectual Property that is material to the SpinCo Business is subsisting, and, to the Knowledge of the SpinCo Group, valid and enforceable. Except as scheduled in Section 5.18(b) of the SpinCo Disclosure Schedule, to the Knowledge of the SpinCo Group, none of the SpinCo Registered Intellectual Property has been or is subject to any interference, derivation, reexamination, including ex parte reexamination, inter partes reexamination, inter partes review or post grant review, cancellation or opposition proceeding.

(c)  SpinCo solely and exclusively owns all rights, title and interest in and to the SpinCo Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens and the license granted pursuant to Section 7.18(c)) and to the Knowledge of the SpinCo Group, SpinCo has valid and enforceable rights to use and exploit, pursuant to a written SpinCo Contract, all other Intellectual Property (except for such other Intellectual Property in the public domain for which no license is necessary) used or practiced by the SpinCo Business that is material to the SpinCo Business. The SpinCo Intellectual Property constitutes all Intellectual Property (except for such other Intellectual Property in the public domain for which no license is necessary) used in, and necessary and sufficient for, the conduct and operation of the SpinCo Business, as currently conducted; provided, that the foregoing representation shall not in any way be construed as a representation of non-infringement or other violation of the Intellectual Property rights of any Person.

(d)  To the Knowledge of the SpinCo Group, in the past three (3) years, none of the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo, the conduct of the SpinCo Business, or any SpinCo Owned Intellectual Property has infringed, misappropriated (or constituted or resulted from a misappropriation of), or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of), or otherwise violating any Intellectual Property of any Person. To the Knowledge of the SpinCo Group, none of the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo has received from any Person in the past three (3) years any written notice charge, complaint, claim or other assertion: (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person or (ii) challenging the ownership, use, validity or enforceability of any SpinCo Owned Intellectual Property, in each case of clauses (i) and (ii) that is material to the SpinCo Business as currently conducted.

(e)  To the Knowledge of the SpinCo Group, no other Person has infringed, misappropriated, diluted or violated, or is infringing, misappropriating, diluting or violating, any SpinCo Owned Intellectual Property or any SpinCo Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, in each case, that is material to the SpinCo Business. No such claims have been made in writing or, to the Knowledge of the SpinCo Group, otherwise made against any Person by the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo in the past three (3) years.

(f)  To the Knowledge of the SpinCo Group, the Company and its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) and SpinCo have taken and currently take reasonably adequate and commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets included in the SpinCo Owned Intellectual Property and all Trade Secrets of any Person to whom, the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo, has a confidentiality obligation with respect to such Trade Secrets. No Trade Secret material to the SpinCo Business has been authorized by SpinCo, the Company or any of its Subsidiaries, to be disclosed (or, to the Knowledge of the SpinCo Group, has been disclosed) to any Person other than (i) pursuant to a written agreement reasonably restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.

(g)  Each of the past and present employees of, and individuals acting on a consultant or independent contractor basis for, SpinCo, the Company or any of its Subsidiaries who has been or is engaged in inventing, creating, conceiving or developing any Intellectual Property that is material to the SpinCo Business as currently conducted for the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo, has executed and delivered to the Company or such Subsidiary or SpinCo, as applicable, a written agreement, pursuant to which such Person (x) agreed to hold all confidential information of the SpinCo Business in confidence both during and after such Person’s employment or retention, as applicable, and (y) assigned to SpinCo, the Company or such Subsidiary, as applicable, all of such Person’s rights, title and interest in and to all Intellectual Property invented, created, conceived or developed in the course of such Person’s employment or engagement thereby (each, a “Personnel IP Contract”). To the Knowledge of the SpinCo Group, there is no uncured breach by any such Person with respect to any Intellectual Property that is material to the SpinCo Business as currently conducted under any such Personnel IP Contract.

(h)  No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to invent, create, conceive or develop, in whole or in part, (i) any SpinCo Owned Intellectual Property or (ii) to the Knowledge of the SpinCo Group, any SpinCo Licensed Intellectual Property exclusively licensed to SpinCo, the Company or any of its Subsidiaries, in each case of clauses (i) and (ii), that is material to the SpinCo Business as currently conducted, except for any such funding or use of facilities or personnel that (A) does not result in such Governmental Authority, university, college, research institute or other educational institution obtaining or retaining, or having the right to obtain or retain ownership of, or use rights to (except for use rights during the term of the applicable SpinCo Contract with such Governmental Authority, university, college, research institute or other educational institution), any SpinCo Owned Intellectual Property, or (B) does not require or otherwise obligate SpinCo, the Company or any of its Subsidiaries to grant or offer to any Governmental Authority, university, college, research institute or other educational institution any license or other right to, or covenant not to assert with respect to, any SpinCo Owned Intellectual Property (except for use rights during the term of the applicable SpinCo Contract with such Governmental Authority, university, college, research institute or other educational institution).

(i)  Neither the execution of this Agreement or any of the other Transaction Documents nor the consummation of the Transactions will result in the loss or impairment of, or any Lien on, the payment of any additional consideration, or the reduction of any amount(s) payable in connection with, any material SpinCo Intellectual Property.

5.19  Environmental Matters.

(a)  Except as would not otherwise reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect:

(i)  With respect to the operation of SpinCo and the SpinCo Business, the Company and its Subsidiaries are, and during the past three (3) years the Company and its Subsidiaries have been, in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Permits required under Environmental Laws for the operation of the SpinCo Business, all of which Permits are in full force and effect;

(ii)  With respect to the operation of SpinCo and the SpinCo Business, the Company and its Subsidiaries have not received written notice from any Governmental Authority or Person alleging any non-compliance with or Liability under any applicable Environmental Law by the Company or any of its Subsidiaries;

(iii)  No Actions pursuant to any Environmental Law to the extent affecting SpinCo, the SpinCo Business or any SpinCo Assets are pending or threatened in writing against the Company or any of its Subsidiaries; and

(b)  Neither the Company nor any of its Subsidiaries has Released Hazardous Materials at, on, upon, into or from any Company Real Property at concentrations or under conditions that would result in the Company or any Subsidiary incurring any Liability that is material to SpinCo under Environmental Laws.

(c)  Except for the representations and warranties expressly set forth in this Section 5.19, none of the Company, SpinCo, or any other Person makes any other express or implied representation or warranty with respect to Environmental Laws or Permits thereunder, and none of the other representations and warranties contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement will be deemed to be given in relation to Environmental Laws Permits thereunder.

5.20  Affiliate Matters. Except for Contracts set forth in Section 5.20 of the SpinCo Disclosure Schedule, and Contracts for employment, compensation or benefit agreements or arrangements with directors, officers and employees made in the ordinary course of business or pursuant to SpinCo Benefit Plans or Company Benefit Plans, SpinCo is not a party to any SpinCo Affiliate Contract.

5.21  Brokers’ Fees. Except for Maxim Group LLC, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent, Merger Sub or SpinCo would be liable in connection with the transactions contemplated by this Agreement or any other Transaction Document.

5.22  Proxy Statement; Registration Statement. None of the information regarding any of the Company or any of its Subsidiaries (including SpinCo), the SpinCo Business, or the Transactions to be provided by the Company or SpinCo specifically for inclusion in, or incorporation by reference into, the Proxy Statement or the Parent Registration Statement will, in the case of the Proxy Statement or any amendment or supplement thereto, at the time of the first mailing of the Proxy Statement and of any amendment or supplement thereto, or, in the case of the Parent Registration Statement, at the time such registration statement becomes effective, on the date of the Parent Shareholders Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading.

5.23  Board and Shareholder Approval. Each of the Company Board and the board of directors of SpinCo (the “SpinCo Board”), at a meeting duly called and held or by written consent, has by unanimous vote of all directors present or unanimous consent, approved this Agreement and the other Transaction Documents and authorized and approved the execution, delivery and performance hereof and thereof and the consummation of the Transactions, including the Merger. Each of the Company and the SpinCo Board at a meeting duly called and held or by written consent, has by unanimous vote of all directors present or unanimous consent, declared this Agreement advisable. The SpinCo Shareholder Approval is the only approval of the shareholders of SpinCo required to approve the Transactions.

5.24  Healthcare Regulatory Matters.

(a)  The Company and SpinCo are, and have been since their formation, in compliance with all applicable Healthcare Laws, except where such failure to so comply would not reasonably be expected to materially and adversely impact the SpinCo Business. Neither the Company nor SpinCo has received any written notice from any Regulatory Authority alleging any material violation of any applicable Healthcare Law. To the Knowledge of the SpinCo Group, there are no Actions pending or threatened against the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo or any of the SpinCo Products or alleging any material violation by the Company, SpinCo, the SpinCo Business or the SpinCo Products of any such applicable Healthcare Law.

(b)  Except as set forth in Section 5.24(b) of the SpinCo Disclosure Schedule, (i) SpinCo does not hold any Regulatory Authorization, and (ii) SpinCo does not have any application for a Regulatory Authorization pending with the FDA or any other applicable Regulatory Authority.

(c)  Except as set forth in Section 5.24(c) of the SpinCo Disclosure Schedule, (i) the Company does not hold any Regulatory Authorization in relation to the SpinCo Business, and (ii) the Company, in relation to the SpinCo Business, does not have any application for a Regulatory Authorization pending with the FDA or any other applicable Regulatory Authority.

(d)  None of the Company and its Subsidiaries or any person acting on behalf of any of the Company and its Subsidiaries has with respect to any SpinCo Product: (i) been subject to a shutdown or import or export prohibition imposed by any Regulatory Authority; or (ii) received any FDA Form 483, or other written notice of inspectional observations, “warning letters,” “untitled letters” or any similar written correspondence from any Regulatory Authority in respect of such Entity or its business operations, alleging or asserting material noncompliance with any applicable Healthcare Law or Regulatory Authorization. No Regulatory Authority has threatened such action.

(e)  To the Knowledge of the SpinCo Group, neither SpinCo nor the Company has (i) made an untrue statement of a material fact or a fraudulent claim or statement to any Regulatory Authority with respect to the SpinCo Business or the SpinCo Products, (ii) failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the SpinCo Business or the SpinCo Products or (iii) committed an act, made a disclosure, or failed to commit an act or make a disclosure, including with respect to any scientific data or information, that, at the time of such action, failure to act, disclosure or failure to disclose (as applicable), would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for the FDA or any other Regulatory Authority to invoke any similar policy, in each case with respect to the SpinCo Business or the SpinCo Products. None of the Company, SpinCo nor, to the Knowledge of the SpinCo Group, any of their officers, employees or agents has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result in, debarment from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b) or exclusion from participation in any federal health care program.

5.25  Data Privacy.

(a)  The Company and its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) and SpinCo are and have for the past three (3) years been, in material compliance with all Privacy Requirements. During the past three (3) years, neither the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo has received any written notice of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements.

(b)  The Company and its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) and SpinCo, have (i) implemented, and for the past three (3) years have maintained, commercially reasonable technical and organizational safeguards to protect Personal Information in its possession or under its control, and (ii) taken commercially reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo has implemented and maintained commercially reasonable safeguards with respect to such third party’s processing of Personal Information.

(c)  During the past three (3) years, to the Knowledge of the SpinCo Group: (i) there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information (“Security Incident”) maintained by the Company or its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo; nor (ii) has any Person processing Personal Information on behalf of the Company or any of its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo experienced any Security Incidents with respect to such Personal Information. The Company and its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) and SpinCo have implemented reasonable disaster recovery and business continuity plans.

(d)  To the Knowledge of the SpinCo Group, the transfer of Personal Information in connection with the Transactions will not violate in any material respect any Privacy Requirements.

5.26  Anti-Bribery, Anti-Corruption and Anti-Money Laundering. None of the Company or its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo or, to the Knowledge of the SpinCo Group, any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the SpinCo Business has, directly or indirectly (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering, in each case of clauses (a)-(e), in a manner that would result in a violation of any of the Laws described in clause (f). None of the Company or its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo has made any disclosure to any Governmental Authority relating to corruption, bribery, or money laundering Laws, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

5.27  Sanctions, Import, and Export Controls. None of the Company or its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo or, to the Knowledge of the SpinCo Group, any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the SpinCo Business or SpinCo (a) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury, or (b) has violated any Laws relating to economic sanctions within the last five (5) years. Within the past five (5) years, none of the Company or its Subsidiaries (excluding SpinCo) (in each case solely with respect to the SpinCo Business) or SpinCo has violated any Laws related to or made any disclosure to any Governmental Authority relating to sanctions, customs, import, or export control Laws; to the Knowledge of the SpinCo Group, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

5.28  No Other Representations and Warranties.

(a)  Except as expressly set forth in Article IV and this Article V, neither the Company nor any of its Affiliates (including SpinCo) is making, and each of the Company and its Affiliates (including SpinCo) expressly disclaims, any representation or warranty, express or implied, with respect to the Company, its Affiliates (including SpinCo) or the SpinCo Business or with respect to any other information provided, or made available, to Parent or any of its Affiliates or Representatives in connection with the Transactions, including information, documents, projections, forecasts or other material made available to Parent, its Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the Transactions.

(b)  Each of the Company and SpinCo acknowledges that it is not relying on, and that Parent and its Affiliates have not made, any representation or warranty except as specifically set forth in Article VI.

Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company and SpinCo to enter into this Agreement, except as otherwise disclosed or identified in the corresponding section or subsection of the Parent Disclosure Schedule, Parent and Merger Sub hereby represent and warrant to the Company and SpinCo as follows:

6.1  Organization of Parent and Merger Sub.

(a)  Parent has been duly incorporated and is validly existing and in good standing as a Cayman Islands exempted company and has all requisite power and authority to own, lease and operate its assets in the manner in which such assets are now owned, leased and operated and to conduct its business as it is now being conducted. Parent has made available to the Company true and complete copies of the Governing Documents of Parent. Parent is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable).

(b)  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is a wholly owned Subsidiary of Parent. The copies of the Governing Documents of Merger Sub which were previously furnished or made available to the Company are true and complete copies of such documents as in effect on the date of this Agreement.

6.2  Due Authorization.

(a)  Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 6.4, the Parent Shareholder Approval and the Merger Sub Shareholder Approval) to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized and approved by all necessary and proper corporate action on its part, and, except for the Parent Shareholder Approval and the Merger Sub Shareholder Approval, no other corporate action on the part of Parent or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by Parent and (assuming that this Agreement or such other applicable Transaction Documents to which each of the Company or SpinCo is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of each of the Company and SpinCo (as applicable)) constitutes or will constitute a legal, valid and binding obligation of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with its terms, subject to the Remedies Exception.

(b)  Assuming that a quorum (as determined pursuant to Parent’s Governing Documents) is present:

(i)  each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 7.4(e)(ii) shall require approval by a special resolution under the CICA (being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Parent Shareholders Meeting, vote at the Parent Shareholders Meeting);

(ii)  each of those Transaction Proposals identified in clauses (D), (E), (F) and (I), of Section 7.4(e)(ii), in each case, shall require approval by an ordinary resolution (being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Parent Shareholders Meeting, vote at the Parent Shareholders Meeting); and

(iii)  each of those Transaction Proposals identified in clauses (G) and (H), of Section 7.4(e)(ii), in each case, shall require approval by the number of holders of Parent Common Stock required to approve such Transaction Proposals under applicable Law and the Governing Documents of Parent.

(c)  The foregoing votes are the only votes of any of Parent’s share capital necessary in connection with entry into this Agreement by Parent and Merger Sub and the consummation of the Transactions, including the Closing.

(d)  At a meeting duly called and held, or by written resolutions of the Parent Board signed by all directors of the Parent in lieu of a meeting, the Parent Board has unanimously approved the Transactions as a Business Combination.

6.3  Capital Stock and Other Matters.

(a)  As of the date of this Agreement, the authorized share capital of Parent is 151,000,000 shares, divided into (i) 150,000,000 shares of Parent Common Stock, 8,941,000 of which are issued and outstanding as of the date of this Agreement, of which the ownership of the Sponsor and the directors, officers and five (5) percent equity holders of the Parent is set forth in Section 6.3(a) of the Parent Disclosure Schedule, and (ii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) collectively, the “Parent Securities”). The foregoing represents all of the issued and outstanding Parent Securities as of the date of this Agreement. All issued and outstanding Parent Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Parent’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound.

(b)  As of the date of this Agreement, 6,994,000 Parent Rights are issued and outstanding, of which the ownership of the Sponsor, and the directors, officers and five (5) percent equity holders of the Parent are set forth in Section 6.3(b) of the Parent Disclosure Schedule. As of immediately following the Domestication, all Parent Rights will convert into 6,994,000 Domesticated Parent Rights. All outstanding Parent Rights have been or are (i) duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Remedies Exemption; (ii) offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Parent’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) not subject to, nor have they been (or will be) issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound. Except for Parent’s Governing Documents and this Agreement, there are no outstanding Contracts of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Subject to the terms of conditions of the Rights Agreement, at the Closing, each Domesticated Parent Right will automatically convert into two-tenths (2/10) of one share of Domesticated Parent Common Stock.

(c)  Except as disclosed in the Parent SEC Filings, as set forth in Section 6.3(c) of the Parent Disclosure Schedule, or as contemplated by this Agreement or the other documents contemplated hereby, Parent has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Parent Securities or the value of which is determined by reference to the Parent Securities, and there are no Contracts of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any of its Parent Securities. Parent is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Parent Common Stock or any of the equity interests or other securities of Parent.

(d)  Subject to obtaining the Parent Shareholder Approval, the shares of Domesticated Parent Common Stock comprising the Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Parent’s Governing Documents, or any Contract to which Parent is a party or otherwise bound.

(e)  Parent has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any Interest or other interest or investment (whether equity or debt) in any Person, whether incorporated or unincorporated (each, an “Investment”). Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

6.4  Governmental Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Parent or Merger Sub with respect to Parent’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, except for or in compliance with (a) any Premerger Notification and Report Form required under and compliance with the HSR Act; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (c) the rules and regulations of NASDAQ; (d) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (e) in connection with the Domestication, the filing of a certificate of domestication and the Parent Charter with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL and the applicable requirements and required approval of the Cayman Registrar; and (f) as otherwise disclosed on Section 6.4 of the Parent Disclosure Schedule.

6.5  No Conflict. Subject to the receipt of the Consents described in Section 6.4 and the Parent Shareholder Approval, the execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is or will be a party at the Effective Time and the consummation by Parent and Merger Sub of the Transactions do not and will not as of the Closing Date: (a) violate any provision of, or result in the material breach of, any Law applicable to Parent and the Parent Subsidiaries or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Parent Material Contract; (c) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub; or (d) violate any provision of the Governing Documents of Parent, or Merger Sub, except, in the case of clauses (a) and (b), to the extent that such conflicts, breaches, defaults or other matters would not materially and adversely affect the ability of Parent and Merger Sub to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents. None of Parent, Merger Sub, or Sponsor is a “foreign person” in which a “foreign government” has a “substantial interest,” as such terms are defined in 31 C.F.R. Part 800.

6.6  Internal Controls; Listing; Financial Statements.

(a)  Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, if any, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to and, to the Parent’s Knowledge, are sufficient to provide, reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail fairly reflect, in all material respects, its transactions and dispositions of assets of Parent; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and Parent Board; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parent has not received written notice from any Governmental Authority or Person alleging, and to the Parent’s Knowledge there have been no, significant deficiencies or material weakness in Parent’s internal control over financial reporting (whether or not remediated). Since June 30, 2023, there has been no change in Parent’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.

(b)  As of the date hereof, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. The Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)  The financial statements and notes contained or incorporated by reference in the Parent SEC Filings (the “Parent Financial Statements”) (i) accurately and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with GAAP, and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements (as defined by Regulation S-K) that are not disclosed in the Parent SEC Filings. No financial statements other than those of Parent are required by GAAP to be included in the Parent Financial Statements.

(d)  There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)  Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any Actual Fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of the Parent Financial Statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

6.7  No Undisclosed Liabilities. Except for the Parent Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against Parent or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Parent SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Parent SEC Filings in the ordinary course of business of Parent and Merger Sub, or (iii) which, individually or in the aggregate, would not be, or would not reasonably be expected to be, material to Parent.

6.8  Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub, their respective properties or assets, or, to the Knowledge of Parent, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there are no investigations or other inquiries pending or, to the Knowledge of Parent, threatened by any Governmental Authority, against Parent or Merger Sub, their respective properties or assets, or, to the Knowledge of Parent, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Order imposed upon Parent or Merger Sub, nor are any assets of Parent or Merger Sub’s respective businesses bound or subject to any Order the violation of which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. From their respective dates of inception to the date of this Agreement, Parent and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.9  Tax Matters.

(a)  Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(i)  (A) All Tax Returns required to be filed by Parent or Merger Sub have been timely filed (taking into account applicable extensions), (B) all such Tax Returns are true, correct and complete, and (C) all Taxes, whether or not shown as due on such Tax Returns, have been paid; in the case of each of clauses (A) through (C), except to the extent adequate reserves therefor in accordance with GAAP have been provided on the Parent Financial Statements.

(ii)  (A) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against Parent or any Parent Subsidiary (and, to the Knowledge of Parent, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies or proposed deficiencies that have been satisfied by payment, settled or withdrawn, and (B) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of Parent or Merger Sub;

(iii)  Parent and Merger Sub have no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Parent or Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return;

(iv)  Neither Parent nor any Parent Subsidiary has any Liability for Taxes of any other Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract or operation of Law or otherwise;

(v)  Within the past two (2) years, neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code;

(vi)  Neither Parent nor any Parent Subsidiary has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(vii)  There are no Liens for Taxes (other than Permitted Liens) upon the assets of Parent or Merger Sub;

(viii)  Neither Parent nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date;

(ix)  Neither Parent nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return;

(x)  Neither Parent nor Merger Sub has any request for a ruling in respect of Taxes, technical advice memorandum, closing agreement or similar ruling, memorandum, or agreement pending between Parent or Merger Sub, on the one hand, and any Tax authority, on the other hand; nor is any such request outstanding; and

(xi)  Neither Parent nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and which is not entered into with any affiliate or direct or indirect owner of Parent.

(b)  Neither Parent nor Merger Sub has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to (i) prevent or impede (A) the Domestication from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F), or (B) the Tax-Free Status; or (ii) cause there to be any Tax imposed on any of the Parties by reason of the Domestication.

(c)  As of the date of this Agreement it is the present intention, and as of the day of the Effective Time it will be the present intention, of Parent to continue, either through Parent or through a member of Parent’s “qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of SpinCo, or to use at least a significant portion of SpinCo‘s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of this Agreement and as of the date of the Effective Time, neither Parent nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Domesticated Parent Common Stock issued to any holder of SpinCo Common Stock in connection with the Merger. As of the date of this Agreement and as of the date of the Effective Time, Parent does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of SpinCo acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k).

(d)  Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger; and

(e)  The representations and warranties set forth in this Section 6.9 or in Section 6.19 constitute the sole and exclusive representations and warranties of Parent regarding Tax matters.

6.10  Absence of Changes

(a)  Since June 30, 2023, until the date of this Agreement, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect, and (b) except as set forth in Section 6.10 of the Parent Disclosure Schedule or as contemplated by this Agreement and the other Transaction Documents, Parent and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

(b)  Except as disclosed in Parent SEC Filings that were filed or furnished on or after June 30, 2023, Parent has not taken any action that, if taken during the period from the date of this Agreement through the Closing, would require the consent of the Company or SpinCo pursuant to Section 7.1.

6.11  Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent, Merger Sub or SpinCo would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any Parent Subsidiary.

6.12  Proxy Statement; Registration Statement. None of the information regarding Parent, Merger Sub or the Transactions to be provided by Parent specifically for inclusion in, or incorporation by reference into, the Proxy Statement or the Parent Registration Statement will, in the case of the Proxy Statement or any amendment or supplement thereto, at the time of the first mailing of the Proxy Statement and of any amendment or supplement thereto, or, in the case of the Parent Registration Statement, at the time the registration statement becomes effective, on the date of the Parent Shareholders Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement and the Parent Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Parent with respect to information provided by the Company or SpinCo specifically for inclusion in, or incorporation by reference into, the Proxy Statement or the Parent Registration Statement.

6.13  SEC Filings. Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Parent SEC Filings”). Each of the Parent SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings. To the Knowledge of Parent, none of the Parent SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.14  Trust Account. As of the date of this Agreement, Parent has at least $70,929,382 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 13, 2022, between Parent and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement has not been amended or modified, other than to permit any Parent Share Redemptions, and is valid and in full force and effect and is enforceable in accordance with its terms, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Filings to be inaccurate or that would entitle any Person (other than the Parent Shareholders holding shares of Parent Common Stock sold in Parent’s initial public offering who elect to redeem their shares of Parent Common Stock pursuant to Parent’s Governing Documents and the underwriters of Parent’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes, (ii) to make payments with respect to all Parent Share Redemptions or (iii) to commence liquidation in accordance with and as required by the Trust Agreement (taking into account any amendments to the Trust Agreement providing for a longer period of time before the Trust Account is required to be liquidated, including, as applicable, the Second Extension, Third Extension, and Fourth Extension). There are no Actions pending or, to the Knowledge of Parent, threatened with respect to the Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, as it may be amended in accordance with the terms of this Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Governing Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Governing Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the Transactions. To Parent’s Knowledge, as of the date hereof, following the Effective Time, no shareholder of Parent shall be entitled to receive any amount from the Trust Account except to the extent such shareholder of Parent is exercising a Parent Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company and SpinCo with its obligations hereunder and under the other Transaction Documents, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

6.15  Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.16  Indebtedness. Section 6.16 of the Parent Disclosure Schedule sets forth the principal amount of all of the outstanding indebtedness, as of the date hereof, of Parent and Merger Sub.

6.17  Stock Market Quotation. As of the date hereof, the Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ under the symbol “TENK”. As of the date hereof, the Parent Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “TENKR.” As of the date hereof, the Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “TENKU.” There is no Action, Order, or proceeding pending or, to the Knowledge of Parent, threatened against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or Parent Rights or terminate the listing of Parent Common Stock or Parent Rights on NASDAQ. None of Parent, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or Parent Rights under the Exchange Act except as contemplated by this Agreement. Parent has not received written notice from any Governmental Authority or Person alleging any non-compliance with the applicable listing and corporate governance rules and regulations of NASDAQ. As of the date hereof, to the Knowledge of Parent, Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

6.18  Business Activities.

(a)  Since formation, neither Parent nor Merger Sub have conducted any business activities other than activities related to Parent’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Parent’s Governing Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions and thereby, there is no agreement, commitment, or Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not been and would not reasonably be expected to materially and adversely affect Parent.

(b)  Except for Merger Sub and the Transactions, Parent does not own or have a right to acquire, directly or indirectly, any Investment in any corporation, partnership, joint venture, business, trust or other Entity. Except for this Agreement and the Transaction Documents and the Transactions contemplated hereby and thereby, Parent has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any Investment in any corporation, partnership, joint venture, business, trust or other Entity.

(c)  Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than incident to the Transactions and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)  As of the date hereof and except for this Agreement, the Transaction Documents and the Transactions (other than with respect to expenses and fees incurred in connection therewith and the Business Combination), neither Parent nor Merger Sub is party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract.

(e)  Section 6.18 of the Parent Disclosure Schedule lists all material Contracts, oral or written to which Parent or Merger Sub is a party or by which Parent’s or Merger Sub’s assets is bound as of the date hereof, other than those Contracts that are included in the Parent SEC Filings and are available in full without redaction on the SEC’s EDGAR database.

6.19  Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby or by the Transaction Documents, either alone or in connection with any other event(s), will result in the payment of any amount to any current or former employee, officer, director or independent contractor of Parent or other Person that could, individually or in the aggregate, or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

6.20  Sanctions, Import, and Export Controls. None of Parent or its Subsidiaries or any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of Parent or its Subsidiaries (a) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury, or (b) has violated any Laws relating to economic sanctions within the last five (5) years. Within the past five (5) years, none of Parent or its Subsidiaries has violated any Laws related to or made any disclosure to any Governmental Authority relating to sanctions, customs, import, or export control Laws; to the Knowledge of Parent, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

6.21  No Other Representations and Warranties.

(a)  Except as for the representations and warranties set forth in this Article VI neither Parent nor any of its Affiliates is making, and Parent expressly disclaims, any representation or warranty, express or implied, with respect to Parent or its Affiliates, or their respective businesses with respect to any other information provided, or made available, to the Company or any of its Affiliates or Representatives in connection with the Transactions, including information, documents, projections, forecasts or other material made available to the Company, its Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the Transactions.

(b)  Each of Parent and Merger Sub acknowledges that it is not relying on, and that the Company and its Affiliates have not made, any representation or warranty except as specifically set forth in Article IV and Article V.

Article VII

COVENANTS

7.1  Conduct of Business by Parent and Merger Sub Pending the Merger.

(a)  From the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), except (i) as required or otherwise expressly contemplated by this Agreement (including as set forth in Section 7.1 of the Parent Disclosure Schedule), the Transaction Documents, or in connection with the Domestication, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied) or (iii) as required by applicable Law, Order or other directive by a Governmental Authority (including any COVID-19 Measures), Parent shall, and shall cause its Subsidiaries (including Merger Sub), to conduct its operations in the ordinary course of business in all material respects. During the Interim Period, Parent shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, the Governing Documents of Parent, the Trust Agreement and all other agreements or Contracts to which Parent or its Subsidiaries may be a party. In addition to, and not in limitation of, the restrictions set forth in this Section 7.1, from the date hereof through the Effective Time, Parent shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the Transactions.

(b)  Without limiting the generality of Section 7.1(a), during the Interim Period, except (x) as required or otherwise expressly contemplated by this Agreement, the Transaction Documents, or in connection with the Domestication, (y) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied, other than with respect to subsection (b)(ii), with respect to which consent may be withheld at the Company’s sole discretion) or (z) as required by applicable Law, Order or other directive by a Governmental Authority (including any COVID-19 Measures), Parent shall not, and shall cause its Subsidiaries, including Merger Sub, as applicable, not to:

(i)  seek any approval from the Parent Shareholders to amend, modify, restate, waive, rescind or otherwise change the Trust Agreement or the Governing Documents of Parent or Merger Sub (other than as contemplated by the Transaction Proposals, the extensions provided for under Section 7.16(a), and to permit any Parent Share Redemptions);

(ii)  (A) make or declare any dividend or distribution to the Parent Shareholders or make any other distributions in respect of any of Parent’s equity interests or Merger Sub capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s equity interests or Merger Sub capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Parent or Merger Sub, other than a redemption of shares of Parent Common Stock made as part of the Parent Share Redemptions;

(iii)  (A) make, change or revoke any material Tax election or (B) settle or compromise any material Tax liability;

(iv)  amend the Trust Agreement or any other agreement related to the Trust Account (other than in relation to the extensions provided for under Section 7.16(a) and to permit any Parent Share Redemptions), or enter into, renew or amend in any material respect, any transaction or Contract with the Sponsor or an Affiliate of the Sponsor, solely to the extent such transaction or Contract directly relates, or would relate, to the Transactions or any Transaction Document;

(v)  incur or assume any indebtedness or Liability or guarantee any indebtedness or Liability of another Person (other than indebtedness, not to exceed $500,000, that is incurred by Parent or Merger Sub as Parent Transaction Expenses, and, to the extent outstanding as of the Closing Date, payable as Parent Transaction Expenses), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness;

(vi)  (A) issue any Parent Securities or securities exercisable for or convertible into Parent Securities, other than issuances contemplated by the Transactions, (B) grant any options, warrants or other equity-based awards with respect to Parent Securities not outstanding on the date hereof or (C) amend, modify or waive any of the material terms or rights set forth in any Parent Right or the Rights Agreement;

(vii)  grant or provide any change-in-control, severance, termination, retention, success-based payment, or other payments or benefits to any employee of or consultant to Parent; or

(viii)  enter into any agreement to do any action prohibited under this Section 7.1.

7.2  Conduct of the Company and SpinCo Business Pending the Merger.

(a)  During the Interim Period (solely with respect to the SpinCo Business), except (i) as required or otherwise expressly contemplated by this Agreement (including as set forth in Section 7.2 of the SpinCo Disclosure Schedule) or the Transaction Documents, (ii) as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to Section 7.2(b)(vi) below, with respect to which consent may be withheld at the Parent’s sole discretion), (iii) as required by applicable Law, Order or other directive by a Governmental Authority (including, any COVID-19 Measures), or (iv) as undertaken substantially consistent with the Commercialization Plan, the Company and SpinCo shall (x) use commercially reasonable efforts to conduct the SpinCo Business in the ordinary course of business and consistent with past practices in all material respects, (y) use commercially reasonable efforts to manage the SpinCo Business’ working capital and maintain the books and records related to the SpinCo Business consistent with past practice and (z) use commercially reasonable efforts to maintain their respective relations and goodwill with all material suppliers, material customers and other material commercial counterparties and Governmental Authorities (in each case, as related to the SpinCo Business).

(b)  Without limiting the generality of Section 7.2(a), during the Interim Period (solely with respect the SpinCo Business), except (A) as required or contemplated by this Agreement (including as set forth in Section 7.2 of the SpinCo Disclosure Schedule) or the Transaction Documents, (B) as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (C) as required by applicable Law, Order or other directive by a Governmental Authority (including any COVID-19 Measures), the Company (solely with respect to the SpinCo Business) and SpinCo shall not:

(i)  amend, modify, restate, waive, rescind or otherwise change the Governing Documents of SpinCo;

(ii)  (A) split, combine, subdivide, reduce, or reclassify shares of SpinCo Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of SpinCo Common Stock, or (B) redeem, repurchase or otherwise acquire shares of SpinCo Common Stock (including any securities convertible or exchangeable into SpinCo Common Stock);

(iii)  issue, sell, pledge, dispose of, grant, transfer or encumber, any shares of capital stock of SpinCo or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock in SpinCo, or any options, warrants, stock units, or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, in each case, of SpinCo, other than the issuance of capital stock or other Interests upon the exercise, vesting or settlement of any equity awards of the Company outstanding as of the date hereof and, in each case, in accordance with their respective terms as in effect as of the date hereof;

(iv)  sell, assign, transfer, convey, lease, license, abandon, mortgage, pledge or permit any Lien on (other than a Permitted Lien) or otherwise dispose of any SpinCo Assets (excluding Intellectual Property, which is the subject of Section 7.2(b)(v) below);

(v)  purchase, sell, license, sublicense, lease, pledge, covenant not to assert, assign, transfer, abandon, cancel, let lapse or expire, or otherwise dispose, transfer or grant any other rights in or with respect to any SpinCo Owned Intellectual Property or SpinCo Licensed Intellectual Property (other than with respect to (A) immaterial or obsolete SpinCo Owned Intellectual Property or (B) the grant of non-exclusive licenses of SpinCo Owned Intellectual Property in the ordinary course of business consistent with past practice);

(vi)  merge, combine or consolidate (pursuant to a plan of merger or otherwise) SpinCo with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SpinCo;

(vii)  repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money other than in the ordinary course of business consistent with past practice;

(viii)  make any material loans to, material capital contributions or material investments in, or advances of money to, in each case, in excess of $250,000 individually or $500,000 in the aggregate, any Person, in each case except for (A) advances to employees or officers of SpinCo for expenses incurred in the ordinary course of the SpinCo Business consistent with past practice or (B) extended payment terms for customers in the ordinary course of the SpinCo Business consistent with past practice;

(ix)  (A) amend or modify in any material respect, terminate (excluding any expiration in accordance with its terms), or waive any material right, benefit or remedy under, any SpinCo Material Contract or Company Contract, solely to the extent such Company Contract (x) relates to the SpinCo Business or the Transactions, or (y) as a result of such amendment or modification, would relate to the SpinCo Business and would be required to be listed on Section 5.14(a) of the SpinCo Disclosure Schedule, or (B) enter into any Contract (other than in the ordinary course of business) that if entered into prior to the date hereof would be required to be listed on Section 5.14(a) of the SpinCo Disclosure Schedule;

(x)  except as contemplated by the Transaction Documents or Contract in effect as of the date hereof, grant or provide any change-in-control, severance, termination, retention or similar payments or benefits to any employee of or consultant to SpinCo;

(xi)  hire or engage, or make an offer to hire or engage, any officer, employee, service provider or individual independent contractor of SpinCo or the Company (solely for purposes of the Company, if such Person is hired or engaged with the intent that such Person would provide services to SpinCo under the Shared Services Agreement prior to the Closing or the Amended and Restated Shared Services Agreement post-Closing) whose annual base pay exceeds $250,000;

(xii)  except as required by GAAP, make any change to any financial accounting principles, methods or practices of SpinCo or with respect to the SpinCo Business;

(xiii)  waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xiv)  (A) make any material Tax election inconsistent with prior practice or change or revoke any material Tax election in respect of the SpinCo Business, or (B) settle or compromise any material Tax liability for which SpinCo or the SpinCo Business would be responsible post-Closing;

(xv)  make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of $500,000, in the aggregate;

(xvi)  enter into any collective bargaining agreement or other similar Contract with a labor union, works’ council, employee representative body or labor organization;

(xvii)  terminate without replacement or fail to use reasonable best efforts to maintain any license or permit that is material to the conduct of the business of SpinCo;

(xviii)  (A) limit the right of SpinCo to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the SpinCo Business; or

(xix)  authorize or enter into any Contract to do any of the foregoing or otherwise agree or make any commitment to do any of the foregoing.

7.3  Tax Matters.

(a)  From and after the date of this Agreement and until the Effective Time, each Party (i) shall use its commercially reasonable efforts to ensure that (A) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax-Free Status”) and (B) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F), and (ii) shall not take any action, cause or permit any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent (A) the Domestication from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) or (B) the Tax-Free Status. Following the Effective Time, none of the Company, Parent or any of their respective Affiliates shall take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax-Free Status.

(b)  At and after the Effective Time, each of Parent and the Surviving Corporation covenants and agrees that it:

(i)  will maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto of Parent, the Surviving Corporation, and Merger Sub in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax laws);

(ii)  will, either directly or through a member of Parent’s Qualified Group, continue at least one significant historic business line of SpinCo, or use at least a significant portion of the historic business assets of SpinCo in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d);

(iii)  in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent to acquire, any of the Domesticated Parent Common Stock issued in connection with the Merger; and

(iv)  will not sell or otherwise dispose of any of SpinCo assets acquired via the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k).

(c)  If, in connection with the preparation and filing of the Parent Registration Statement, the SEC requires that tax opinions related to the tax effects of the Merger be prepared and submitted, the Company and SpinCo, on the one hand, and Parent, on the other hand, shall cooperate with one another in obtaining, and shall use their respective reasonable best efforts to obtain, a written opinion of the Company’s Tax counsel (the “Company Merger Tax Opinion”), in the case of the Company and SpinCo, and a written opinion of Parent’s Tax counsel (the “Parent Merger Tax Opinion”), in the case of Parent, reasonably satisfactory in form and substance to the Company and Parent, respectively, dated as of the Closing Date, to the effect that, on the basis of the facts, customary representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In delivering the Company Merger Tax Opinion and the Parent Merger Tax Opinion, Tax counsel may rely upon reasonable representations of an officer of SpinCo and the Parent, respectively, dated as of the Closing Date, in form and substance reasonably satisfactory to tax counsel and delivered to tax counsel.

(d)  If, in connection with the preparation and filing of the Parent Registration Statement, the SEC requires that tax opinions related to the tax effects of the Domestication be prepared and submitted, Parent shall use its reasonable best efforts to obtain a written opinion of Parent’s Tax counsel (the “Parent Domestication Tax Opinion”) reasonably satisfactory in form and substance to Parent and the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, customary representations and assumptions set forth or referred to in such opinion, the Domestication will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code. In delivering the Parent Domestication Tax Opinion, Tax counsel may rely upon reasonable representations of an officer of Parent dated as of the Closing Date, in form and substance reasonably satisfactory to tax counsel.

7.4  Preparation of the Registration Statement and Proxy Statement; Parent Shareholders Meeting.

(a)  As promptly as practicable after the execution of this Agreement to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement: (i) Parent, the Company and SpinCo shall jointly prepare and Parent shall file with the SEC the Parent Registration Statement; (ii) Parent, the Company and SpinCo shall jointly prepare and Parent shall file with the SEC the Proxy Statement (which Proxy Statement may form a part of the Parent Registration Statement); and (iii) the Parties shall jointly prepare and cause to be filed such other filings required under applicable securities Laws in connection with the Transactions.

(b)  Each of Parent, the Company and SpinCo shall use its reasonable best efforts to have the Parent Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and after the delivery of any financial statements pursuant to Section 7.16(b) that are required to be included in the Parent Registration Statement, and to keep such registration statement effective for as long as is necessary to consummate the Transactions, and, prior to the effective date of the Parent Registration Statement, each of Parent, the Company and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the Parent Share Issuance. As promptly as practicable after the Parent Registration Statement becomes effective, Parent shall cause the Proxy Statement to be mailed or made available to the Parent’s stockholders and the final prospectus contained in the Registration Statement to the Company pursuant to applicable Law. No filing of, or amendment or supplement to, the Parent Registration Statement or the Proxy Statement will be made by Parent without providing the Company and SpinCo with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Parent in good faith). Parent will use its commercially reasonable efforts to cause the Parent Registration Statement to comply in all material respects with the applicable requirements of U.S. federal securities Laws.

(c)  Each of Parent, the Company and SpinCo shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Parent Registration Statement will, at the time filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, or (B) the Proxy Statement will, at the date it is first mailed or made available to the Parent’s shareholders and at the time of the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)  If, at any time prior to the Effective Time, any information relating to Parent, the Company or SpinCo, or any of their respective Affiliates, directors or officers, should be discovered by Parent, the Company or SpinCo, which should be set forth in an amendment or supplement to the Parent Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the shareholders of Parent. Parent shall notify the Company promptly of the time when the Parent Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Domesticated Parent Common Stock issuable pursuant to the Merger for offering or sale in any jurisdiction. Parent agrees to provide the Company and its counsel promptly with copies of any written comments or requests for amendments or supplements, and shall promptly inform the Company of any oral comments or requests for amendments or supplements, that Parent or its counsel may receive from time to time from the SEC with respect to the Parent Registration Statement or the Proxy Statement promptly after receipt of such comments, and shall provide the Company with copies of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. The Company and its counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and Parent shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the Company and its counsel.

(e)  Parent Shareholders Meeting.

(i)  Parent shall call, give notice of, convene and hold a general meeting (the “Parent Shareholders Meeting”) in accordance with Parent’s Governing Documents and applicable Law as promptly as reasonably practicable following the date on which the Parent Registration Statement is declared effective, and in any case, no later than thirty (30) Business Days thereafter, for the purpose of obtaining the Parent Shareholder Approval; provided, that subject to the requirements of any applicable Law, Parent may (and, in the case of clause (C) on up to two (2) occasions upon the reasonable request of the Company (and for no more than five (5) Business Days each) shall) postpone or adjourn the Parent Shareholders Meeting (A) if a quorum has not been established; (B) after consultation with the Company, to allow reasonable additional time for the filing and mailing of any supplement or amendment to the Proxy Statement as may be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by Parent’s shareholders sufficiently in advance of the Parent Shareholders Meeting; (C) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Parent Shareholder Approval would not otherwise be obtained; (D) after consultation with the Company, if otherwise required by applicable Law; or (E) with the prior written consent of the Company; provided, that the Parent Shareholders’ Meeting will not be adjourned to a date that is more than thirty (30) days after the date for which the Parent Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law). Parent shall advise the Company upon request on a daily basis during each of the last five (5) Business Days prior to the date of the Parent Shareholders Meeting as to the aggregate tally of proxies received by Parent with respect to the Parent Shareholder Approval and at additional times upon the reasonable request of the Company. Parent agrees that it shall provide the holders of shares of Parent Common Stock the opportunity to elect redemption of such shares of Parent Common Stock in connection with the Parent Shareholders’ Meeting, as required by Parent’s Governing Documents.

(ii)  Subject to Section 7.4(e)(iii), Parent, through the Parent Board, shall unanimously recommend to its shareholders (A) adoption and approval of the Domestication and change in the jurisdiction of incorporation of Parent from the Cayman Islands to the State of Delaware, (B) amendment and restatement of Parent’s existing Governing Documents in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing and the change of Parent’s name to Citius Oncology, Inc. as set forth in the Parent Charter, (C) adoption and approval of this Agreement, the Transaction Documents and the Transactions contemplated hereby and thereby, in each case, in accordance with applicable Law and exchange rules and regulations, (D) approval of the issuance of shares of Domesticated Parent Common Stock in connection with the Merger, (E) approval of the adoption by Parent of an incentive equity plan with a share reserve equal to 15% of the issued and outstanding shares of Parent immediately following the Effective Time (in substantially the form attached hereto as Exhibit D, “Parent Equity Incentive Plan”), (F) election of directors to the Parent Board effective as of the Closing as contemplated by this Agreement, (G) adoption and approval of any other proposals as the SEC (or staff thereof) may indicate are necessary in its comments to the Proxy Statement or the Parent Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions and (I) adjournment of the Parent Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to constitute a quorum or approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such Parent Board Recommendation in the Proxy Statement. Parent shall use its commercially reasonable efforts to (1) solicit from its shareholders proxies in favor of the approval of the proposals required under the Parent Shareholder Approval, and (2) take all other action necessary or advisable to secure the Parent Shareholder Approval. Subject to Section 7.4(e)(iii), neither the Parent Board nor any committee thereof shall withdraw, amend, qualify or modify its recommendation to the Parent Shareholders that they vote in favor of the Transaction Proposals.

(iii)  Notwithstanding anything in this Section 7.4 to the contrary, if, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board determines, in good faith, after consultation with its outside legal counsel of the applicable jurisdiction, that an Intervening Event has occurred and that, as a result thereof, a failure to withdraw or modify a Parent Board Recommendation would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, then the Parent Board may withdraw or modify such Parent Board Recommendation; provided that the Parent shall not withdraw or modify such Parent Board Recommendation unless (i) Parent first delivers to the Company a written notice advising the Company that the Parent Board proposes to take such action and containing the material facts underlying the Parent Board’s determination that an Intervening Event has occurred and that a failure to withdraw or modify a Parent Board Recommendation would constitute a breach by the Parent Board of its fiduciary obligations under applicable Law (an “Intervening Event Notice”), and (ii) at or after 5:00 p.m. Eastern Time, on the fourth (4th) Business Day immediately following the day on which Parent delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fourth (4th) Business Day immediately following the day on which Parent delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice, but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “Intervening Event Notice Period”), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel) that a failure to withdraw or modify such Parent Board Recommendation would be inconsistent with the Parent Board’s fiduciary duties under applicable Law. If requested by the Company, Parent shall, and shall use its reasonable best efforts to cause its Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for any withdrawal or modification of such Parent Board Recommendation.

7.5  Reasonable Best Efforts.

(a)  Each of Parent, the Company and their respective Subsidiaries shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents, as promptly as practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities and the making of all necessary registrations and filings in connection therewith, and (ii) using its reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties; provided, that in no event shall the Company, Parent or their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

(b)  The Company and Parent shall (i) as reasonably practicable and advisable file (or cause to be filed) any and all required pre-merger notification and report forms under the HSR Act with respect to the Merger, and (ii) make, as promptly as practicable and advisable, any appropriate filings with other Governmental Authorities, if necessary or advisable, pursuant to any other Antitrust Law. The Company and Parent shall (and, to the extent required, shall cause its Affiliates to) request early termination of any applicable waiting periods under the Antitrust Laws (if available) and shall respectively use their reasonable best efforts to cause the expiration or termination of such waiting periods, and shall supply to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission as promptly as reasonably practicable and advisable any additional information or documents that may be requested pursuant to any Law or by any of them. No party hereto shall take any action without the other party’s consent that could reasonably be expected to adversely affect or materially delay (including by entering into a timing agreement), and each party hereto shall diligently pursue, the approval of any Governmental Authority of any required filings or applications under Antitrust Laws.

(c)  In furtherance of the covenants of the parties contained in this Section 7.5 (i) if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, each of the parties hereto shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the Merger on or before the Outside Date and (ii) Parent and the Company each shall use reasonable best efforts to take such further action as may be necessary to avoid or eliminate promptly each impediment under any Antitrust Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date); provided, that neither Parent nor the Company shall be required to take any action under this Section 7.5 that would materially impact Parent’s or the Company’s expected benefits resulting from the Transactions. Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries shall not be obligated to take or agree or commit to take any action (A) that is not conditioned on the Closing, or (B) that relates to any retained business or assets of the Company.

(d)  Parent and the Company shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions, and any other actions pursuant to this Section 7.5, and, subject to applicable legal limitations and the instructions of any Governmental Authority, Parent and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party or any Governmental Authority with respect to such Transactions. Subject to applicable Law relating to the exchange of information, Parent and the Company shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any substantive written communications or submissions to any Governmental Authority; provided, that materials may be redacted (i) to remove references concerning the valuation of SpinCo or information concerning the Transaction Process, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company agree not to participate in any pre-scheduled meeting or discussion, either in person, by video conference, or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party a reasonable opportunity to attend and participate.

7.6  Access to Information.

(a)  From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Company and Parent shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, except that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the immediately preceding sentence, neither the Company nor Parent shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b)  The Parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder. The Confidentiality Agreement shall survive any termination of this Agreement.

7.7  Permitted Activities and Exclusivity.

(a)  At any time during the Specified Period, the Company may:

(i)  solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information that has not been previously publicly disseminated) any proposal from or on behalf of a third party relating to, directly or indirectly, any acquisition (whether by merger, purchase of Interests, purchase of assets or otherwise), exclusive license, joint venture, partnership, recapitalization, liquidation, dissolution or other transaction involving any portion of the business or assets of the Company and any of its Subsidiaries (including SpinCo and LYMPHIRTM (denileukin diftitox)) (any of the foregoing, an “Acquisition Proposal”), or any inquiry, proposal or offer which would reasonably be expected to lead to an Acquisition Proposal;

(ii)  engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to, the Company or any of its Subsidiaries in connection with any Acquisition Proposal or any inquiry, proposal, effort or attempt related to or that could reasonably be expected to lead to an Acquisition Proposal;

(iii)  adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; or

(iv)  approve or authorize, or cause or permit the Company or any of its Subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or providing for, any Acquisition Proposal.

(b)  Notwithstanding anything to the contrary set forth in this Section 7.7, at any time prior to the termination of the Specified Period, the Company may elect to terminate this Agreement pursuant to and subject to the terms of Section 9.1(h) and Section 9.3 in order to accept an Acquisition Proposal and enter into a definitive agreement with respect to an Acquisition Proposal. Prior to accepting an Acquisition Proposal and terminating this Agreement pursuant to and subject to the terms of Section 9.1(h) and Section 9.3, the Company must have delivered written notice to the Parent of its intention to enter into such definitive agreement at least five (5) Business Days prior to taking such action by the Company, which notice must include the terms and conditions of such Acquisition Proposal. During the five (5)-Business Day period and prior to entering into such definitive agreement, Parent may offer to amend the terms and conditions of this Agreement to match the Acquisition Proposal, and the Company shall negotiate in good faith with Parent regarding such matching offer.

(c)  As of the termination of the Specified Period, the Company shall cease and cause SpinCo and their respective Representatives to cease any discussions or negotiations with any Person (other than Parent and its affiliates) that may be ongoing with respect to (i) an Acquisition Proposal that is related to SpinCo or LYMPHIRTM (denileukin diftitox) only or (ii) an Acquisition Proposal other than a Permitted Acquisition Proposal (each of (i) and (ii) a “SpinCo Proposal”), or any inquiry, proposal or offer that would reasonably be expected to lead to a SpinCo Proposal.

(d)  From the date of the termination of the Specified Period until the earlier to occur of (i) the termination of this Agreement pursuant to Article IX and (ii) the Effective Time, the Company will not, and will use commercially reasonable efforts to cause its Representatives not to:

(i)  solicit, initiate, encourage or facilitate (including by way of furnishing information that has not been previously publicly disseminated) any proposal from or on behalf of a third party relating to, directly or indirectly, any SpinCo Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a SpinCo Proposal;

(ii)  engage in any discussions or negotiations regarding, or exchange with any Person any nonpublic information in connection with, any SpinCo Proposals or any inquiry, proposal, effort or attempt related to or that would reasonably be expected to lead to, a SpinCo Proposal;

(iii)  adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any SpinCo Proposal; or

(iv)  approve or authorize or cause or permit the Company or SpinCo to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or providing for, any SpinCo Proposal.

The restrictions set forth in this Section 7.7(d) shall not limit the Company’s ability to pursue or engage in any transaction relating to a Permitted Acquisition Proposal.

(e)  Parent shall cease and shall cause its Representatives to cease, any discussions or negotiations with any Person (other than the Company or its Affiliates) that may be ongoing with respect to a Parent Business Combination Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Business Combination Proposal. From the date hereof until the earlier to occur of (i) the termination of this Agreement pursuant to Article IX and (ii) the Effective Time, Parent shall not and shall use commercially reasonable efforts to cause its Representatives not to: (w) solicit, initiate, encourage or facilitate (including by way of furnishing information that has not been previously publicly disseminated) any proposal from or on behalf of a third party relating to, directly or indirectly, any Business Combination, or any inquiry, proposal or offer which would reasonably be expected to lead to a Parent Business Combination Proposal, (x) engage in any discussions or negotiations regarding, or exchange with any Person any nonpublic information in connection with, any Parent Business Combination Proposal or any inquiry, proposal, effort or attempt related to or that would reasonably be expected to lead to, a Parent Business Combination Proposal, (y) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Parent Business Combination Proposal or (z) approve or authorize, or cause or permit Parent to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or providing for, any Parent Business Combination Proposal.

7.8  Public Announcements. Except (a) as otherwise expressly contemplated by this Agreement, (b) in connection with any press release, public statement or filing to be issued or made by Parent, and (c) for the separate or joint press releases to be issued by the Parties in the forms agreed by the Parties (or any public statement or disclosure that contains or reflects only such information previously disclosed in press releases or other public disclosures made in accordance with this Section 7.8), neither Parent nor the Company will, and each of Parent and the Company will cause its Subsidiaries not to, issue any press release or otherwise make any public statements or disclosure with respect to the Transactions without the prior written consent of the other Party. Notwithstanding the foregoing, to the extent such disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure will promptly notify the other Party thereof and the Party making such statement will use efforts reasonable under the circumstances to consult in good faith with the other Party thereto prior to making such disclosure in order to allow a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, any Party may make statements that are consistent with previous public releases made by such Party in compliance with this Section 7.8.

7.9  Section 16 Matters. Prior to the Effective Time, each of Parent, the Company and SpinCo shall take all such steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of SpinCo Common Stock (including derivative securities with respect to SpinCo Common Stock) or acquisitions of Parent Common Stock or Domesticated Parent Common Stock resulting from the Transactions, directly or indirectly, by each individual, if any, who is subject to Section 16(a) of the Exchange Act with respect to Parent as an officer or director thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff.

7.10  Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company or SpinCo, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company, including the SpinCo Business, prior to the Effective Time. Prior to the Effective Time, each of the Company, SpinCo and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

7.11  Domestication. Subject to receipt of the Parent Shareholder Approval, no later than the date that is one day prior to the Effective Time, Parent shall cause the Domestication to become effective, including by (a) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Parent Charter substantially in the form attached as Exhibit A hereto (with such changes as may be agreed in writing by Parent and the Company, the “Parent Charter”), in each case, in accordance with the provisions thereof and applicable Law, (b) completing, making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Parent, (i) each then issued and outstanding share of Parent Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Parent Common Stock; (ii) each then issued and outstanding Parent Right shall convert automatically into a Domesticated Parent Right, pursuant to the Rights Agreement; (iii) each then issued and outstanding Parent Unit shall convert automatically into one Domesticated Parent Unit; and (iv) Parent’s bylaws from and after the effective time of the Domestication shall be substantially in the form attached as Exhibit B hereto (with such changes as may be agreed in writing by Parent and the Company, the “Parent Bylaws”).

7.12  NASDAQ Listing. (a) From the date hereof through the Effective Time, Parent shall use its commercially reasonable efforts to maintain the listing of the Parent Common Stock, Parent Units, and Parent Rights on NASDAQ and maintain all applicable initial and continuing listing requirements of NASDAQ. Parent shall prepare and submit to NASDAQ a listing application, if required under NASDAQ rules, covering the shares of Domesticated Parent Common Stock issuable in the Merger, and shall use its commercially reasonable efforts to cause the shares of Domesticated Parent Common Stock issuable pursuant to the Transactions to be approved for listing on the NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

(b)  The Company and Parent shall cooperate and consult with each other in connection with ensuring that the total number of round lot holders of Domesticated Parent Common Stock is sufficient for the Domesticated Parent Common Stock to satisfy the applicable NASDAQ initial listing requirement related to round lot holders as of the Closing. Such actions potentially could include, for example, the Company authorizing the distribution of a number of shares of Domesticated Parent Common Stock that the Company will receive as a result of the Merger to the Company’s shareholders.

7.13  Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the Transactions, Parent, Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

7.14  Sole Shareholder Approvals. Promptly after the execution of this Agreement, (a) the Company will approve and adopt, as SpinCo’s sole shareholder, this Agreement and the Transaction Documents and the Transactions, including the Merger (the “SpinCo Shareholder Approval”) and deliver the SpinCo Shareholder Approval to Parent, and (b) Parent, as the sole shareholder of Merger Sub, acting by written consent, will adopt this Agreement and approve the consummation of the Transactions, upon the terms and subject to the conditions stated herein and in accordance with the applicable provisions of the DGCL (the “Merger Sub Shareholder Approval”) and deliver a copy of the Merger Sub Shareholder Approval to the Company.

7.15  Financial Information.

(a)  The Company shall, from the date hereof until the Closing Date, prepare and deliver to Parent, (i) as promptly as reasonably practicable and no later than seventy-five (75) calendar days after the end of any fiscal quarter, the unaudited balance sheet of SpinCo as of the end of such fiscal quarter and the related unaudited statements of income and cash flows of SpinCo for such fiscal quarter, together with comparable financial statements for the corresponding periods of the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the Parent Registration Statement (including the Proxy Statement), (collectively, the “Subsequent Unaudited SpinCo Financial Statements”) and (ii) if necessary, as promptly as reasonably practicable and no later than one-hundred (100) calendar days after the end of any fiscal year, the audited balance sheet of SpinCo as of the end of such fiscal year of SpinCo and the related audited statements of income and cash flows of SpinCo for such fiscal year, together with comparable financial statements for the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the Parent Registration Statement (including the Proxy Statement) (collectively, the “Subsequent Audited Annual SpinCo Financial Statements” and, together with the Subsequent Unaudited SpinCo Financial Statements, the “Subsequent Period SpinCo Financial Statements”). The Subsequent Period SpinCo Financial Statements shall be prepared from the books and records of the Company and SpinCo and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may otherwise be required under GAAP) and the applicable rules and regulations of the SEC, including the requirements of Regulation S-X. When delivered, the Subsequent Period SpinCo Financial Statements shall present fairly in all material respects the financial position and results of operations of SpinCo as of the dates and for the periods shown therein.

(b)  During the Interim Period and from and after the Closing, the Company shall use its reasonable best efforts, in connection with the filing of any applicable SEC filings, to cooperate with Parent to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X.

7.16  Extension; Payment of Extension Fees.

(a)  Extensions of the Trust Agreement:

(i) The Parent and the Sponsor may extend, in accordance with the terms of the Governing Documents of Parent and the Trust Agreement, the date by which Parent must consummate a Business Combination, for an additional three (3) months after October 18, 2023 (the “Second Extension”).

(ii) In the event that Parent and the Company determine that it is reasonably likely that the Closing will not be consummated prior to January 18, 2024, then Parent and the Sponsor may extend, in accordance with the terms of the Governing Documents of Parent and the Trust Agreement, the date by which Parent must consummate a Business Combination, for an additional three (3) months (the “Third Extension”).

(iii) In the event that it is reasonably determined by Parent and the Company on or before February 14, 2024 (or such other date that is agreed to in writing by Parent and the Company) that it is reasonably likely that the Merger will not be consummated by April 17, 2024, then upon the written request of Parent or the Company to the other party, Parent and the Company shall (i) reasonably cooperate with respect to the preparation, filing and mailing of a proxy statement and any other materials necessary to solicit proxies from Parent Shareholders to vote, at an extraordinary general meeting of Parent to be called and held for purpose of such vote, in favor of (A) amending Parent’s Governing Documents (such amendment, the “Extension Amendment”) to extend the final date in respect of which Parent must consummate a Business Combination thereunder to October 17, 2024 or such other date that is mutually agreed to by the Company and Parent in writing (such extension, the “Fourth Extension,” and such date, the “Extension Date”) and (B) such other matters as the Company and Parent shall mutually determine to be necessary or appropriate in order to effect the Extension Amendment; and (ii) execute and deliver such other documents and take such other actions, as may reasonably be necessary to effectuate the Extension Amendment. Notwithstanding anything to the contrary, the right to make a written request pursuant to the preceding sentence shall not be available to a party if the potential failure of the Merger to be consummated by April 17, 2024 was due to such party’s breach of or failure to perform in any material respect any of its covenants or agreements set forth in this Agreement.

(b)  Parent, Sponsor, and the Company will pay the extension fees the Sponsor is required to deposit in the Trust Account in connection with the extension of the date by which Parent must complete a Business Combination (each, an “Extension Fee”) as follows:

(i)  The Company will pay a portion of each Extension Fee as follows:

A. The Company will pay $125,000 of the Extension Fee related to the Second Extension directly to the Sponsor or its designee by wire transfer of immediately available funds within two (2) Business Days after the date hereof;

B. The Company will pay $200,000 of the Extension Fee related to the Third Extension into the Trust Account; and

C. The Company will pay $200,000 of the Extension Fee related to the Fourth Extension into the Trust Account.

(ii)  Sponsor will deposit into the Trust Account the remainder of the respective Third and Fourth Extension Fees in excess of the Company’s portion of such respective Extension Fees. The Company will be obligated to pay a portion of the Third and Fourth Extension Fees only if this Agreement has not been terminated at the time of the Third Extension, or Fourth Extension, as applicable. If the applicable Extension Fee is less than the respective amount specified in Section 7.16(b)(i), the Company will be obligated to pay only such lesser amount of the actual Extension Fee. The Company’s obligation to pay a portion of the Extension Fees will terminate upon the termination of this Agreement in accordance with Article IX, except that if the Company’s portion of an applicable Extension Fee is due but not yet paid at the time of such termination, the Company’s obligation to pay such amount will not terminate upon the termination of this Agreement.

(iii)  Upon the Closing, the Company will be repaid by Parent an amount equal to the portion of the Extension Fees that the Company paid either to the Sponsor (or its designee) or into the Trust Account, but only if at the time of the Closing the balance of the Trust Account equals or exceeds $2,000,000.

(c)  As promptly as reasonably practicable following the time at which the proxy statement contemplated by Section 7.16(a)(iii) is cleared by the SEC, Parent shall establish the record date for, duly call, give notice of, and duly convene and hold, the applicable extraordinary general meeting.

(d)  Without limiting the foregoing and for the avoidance of doubt, Parent shall be permitted to take any other means allowed under Parent’s Governing Documents to extend the time in respect of which Parent must consummate a Business Combination.

7.17  Equity Incentive Plan. Prior to the Effective Time, Parent shall adopt and approve the Parent Equity Incentive Plan.

7.18  Transfer of Certain Intellectual Property to SpinCo.

(a)  Prior to the Closing, the Company and SpinCo shall enter into a transfer and assignment agreement, in a form reasonably satisfactory to Parent and the Company, pursuant to which the Company will transfer the LYMPHIRTM (denileukin diftitox) trademark or trademark application, as applicable, and SpinCo shall accept such transfer and assignment with regard to the LYMPHIRTM (denileukin diftitox) trademark, which assignment and transfer will be automatically effective for all purposes as of the effective date of the Company FDA Letter and the SpinCo FDA Letter; provided, however, that upon any termination of this Agreement in accordance with the terms of Article IX such transfer and assignment agreement will terminate automatically.

(b)  Promptly following the Company’s receipt of the Notice of Approval, but in no event later than five (5) Business Days after the Company’s receipt of the Notice of Approval, (i) the Company shall deliver to the FDA an executed Company FDA Letter, and (ii) SpinCo (or if the Notice of Approval occurs after the Effective Time, the Surviving Corporation) shall deliver to the FDA an executed SpinCo FDA Letter.

(c)  To the extent permitted under any SpinCo Material Contract and applicable Law, SpinCo hereby grants to the Company a fully-paid, nonexclusive, worldwide, royalty-free license under, and to use, the SpinCo Intellectual Property for the purpose of performing Company’s obligations under, and seeking and obtaining FDA approval of, the BLA (or any amended form thereof), which license shall include a right of reference to any regulatory filings, applications, approvals, or clearances held, owned, or controlled by SpinCo. To the extent permitted under any Contract to which the Company is a party and applicable Law, the Company hereby grants to SpinCo a fully-paid, nonexclusive, worldwide, royalty-free, sublicensable license under the Intellectual Property owned, controlled, or licensed by the Company to use, research, develop, make, have made, commercialize, and import any products that are subject to the BLA, including LYMPHIRTM (denileukin diftitox), which rights shall include a right of reference to the BLA and IND. The foregoing licenses will terminate automatically upon the earlier of the termination of this Agreement in accordance with the terms of Article IX or the effectiveness of the transfer of the BLA to SpinCo pursuant to Section 7.18(b).

7.19  Insurance. The Company shall use commercially reasonable efforts, and the Parent and Merger Sub shall provide assistance as the Company may reasonably request, to obtain for SpinCo insurance policies that are reasonable and customary for a company such as SpinCo to be effective as of the Effective Time.

7.20  BLA Resubmission. The Company will use its reasonable best efforts to resubmit to the FDA prior to February 1, 2024 the BLA for LYMPHIRTM (denileukin diftitox) in accordance with Company’s plan to address the FDA’s complete response letter received by the Company on July 28, 2023, and with any additional guidance provide by the FDA to the Company. The immediately preceding sentence notwithstanding, the form, substance, and timing of any resubmission to the FDA will be in the Company’s absolute discretion.

Article VIII

CONDITIONS TO THE MERGER

8.1  Conditions to the Obligations of SpinCo, the Company, Parent and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company and Parent) at or prior to the Closing of the following conditions:

(a)  (i) any waiting periods (including any extensions thereof) under the HSR Act with respect to the Transactions must have expired or been terminated, and any other applicable waiting periods (or any extension thereof), filings or approvals under any applicable Laws must have expired, been terminated, been made or been obtained, and (ii) there shall not be in effect any voluntary agreement between the Parent or the Company and any Governmental Authority pursuant to which Parent or the Company has agreed not to consummate the Transactions for any period of time;

(b)  the Parent Registration Statement shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order;

(c)  the Parent Shareholder Approval shall have been obtained;

(d)  the SpinCo Shareholder Approval shall have been obtained;

(e)  no Governmental Authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the Transactions; and

(f)  Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

8.2  Additional Conditions to the Obligations of the Company and SpinCo. The obligation of the Company and SpinCo to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following additional conditions:

(a)  Parent and Merger Sub shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b)  all representations and warranties made by Parent and Merger Sub set forth in Article VI (other than the representations and warranties referenced in the second and third sentences of this Section 8.2(b)), without giving effect to materiality, Parent Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Parent Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties made by Parent set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.10(a), and Section 6.11 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c)  No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;

(d)  Parent shall have delivered to the Company the certificate referenced in Section 2.3(b)(ii) dated as of the Closing Date signed by an authorized officer of Parent certifying that each of the conditions set forth in Section 8.1(f) and Section 8.2(a), (b), (c), and (e) have been satisfied;

(e)  Parent and Merger Sub shall have executed and delivered the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements thereunder required to be performed by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;

(f)  the Domestication shall have been completed as provided in Section 7.11 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company, and the shares of Domesticated Parent Common Stock issuable pursuant to the Transactions shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(g)  As of the Closing Date, Parent shall not have received any written notice from NASDAQ that it has failed, or would reasonably be expected to fail to meet the Nasdaq initial or continued listing requirements as of the Closing Date for any reason where such notice has not been subsequently withdrawn by NASDAQ or the underlying failure appropriately remedied or satisfied;

(h)  other than those Persons identified as continuing directors on Section 8.2(h) of the Company Disclosure Schedule, all members of the Parent Board and all executive officers of Parent shall have executed and delivered written resignations effective as of the Effective Time, and the directors designated by the Company shall have been appointed to the board of directors of the Parent, effective as of the Closing; and

(i)  Sponsor shall have paid or caused to be paid in full, by wire transfer of immediately available funds, all Parent Estimated Transaction Expenses in excess of $500,000 (if any).

8.3  Additional Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing of the following additional conditions:

(a)  Each of SpinCo and the Company shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b)  all representations and warranties made by the Company set forth in Article IV and Article V (other than the representations and warranties referenced in the second and third sentences of this Section 8.3(b)), without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications) would not have, individually or in the aggregate, a SpinCo Material Adverse Effect, solely with respect to the representations and warranties set forth in Article V, or Company Material Adverse Effect, solely with respect to the representations and warranties set forth in Article IV. The representations and warranties set forth in the first sentence of Section 4.1, Section 4.2, Section 4.6, the first sentence of Section 5.1, Section 5.2, Section 5.3, Section 5.13(a), and Section 5.21 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c)  No SpinCo Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;

(d)  The Company shall have delivered to Parent the certificate referenced in Section 2.3(a)(i) dated as of the Closing Date signed by an authorized officer of the Company certifying that each of the conditions set forth in Section 8.3(a), (b), (c) and (e) have been satisfied; and

(e)  SpinCo and the Company (or such other applicable Subsidiary of the Company) shall have executed and delivered each of the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements to be performed thereunder by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.

Article IX

TERMINATION

9.1  Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Parent Shareholder Approval:

(a)  by mutual written agreement of the Company and Parent;

(b)  by written notice from the Company or Parent if, prior to the Closing, the FDA issues a complete response letter to the Company in response to the Company’s resubmsission of its BLA;

(c)  by written notice from the Company or Parent, if the Closing shall not have occurred on or prior to September 30, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date; and provided, further, that if the FDA sets a PDUFA Date that is after the Outside Date, the Parties may hold meetings to discuss and consider extending the Outside Date to a date after the PDUFA Date;

(d)  by written notice from the Company or Parent, if any Law or Order is promulgated, entered, enforced, enacted or issued and in effect or is deemed to be applicable to the Merger or the other Transactions, by any Governmental Authority of competent jurisdiction that permanently prohibits, restrains or makes illegal the consummation of the Merger or the other Transactions, and such Law or Order becomes final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1 shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or any of the Transaction Documents is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law or Order;

(e)  by Parent upon written notice to the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company or SpinCo or any such representation and warranty becomes untrue or inaccurate after the date of this Agreement, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Company or SpinCo by the earlier of: (x) fifteen (15) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);

(f)  by the Company upon written notice to Parent, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub or any such representation and warranty becomes untrue or inaccurate after the date of this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Parent by the earlier of: (x) fifteen (15) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if the Company or SpinCo is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);

(g)  by the Company or Parent upon written notice, if (i) the Parent Shareholder Approval shall not have been obtained upon a vote taken thereon at the Parent Shareholders Meeting, duly convened therefor, or at any adjournment or postponement thereof or (ii) if a vote is taken on the Extension Amendment in accordance with Section 7.16(a)(iii) and the shareholders of Parent shall not have approved the Extension Amendment; provided, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to Parent if Parent’s actions or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the failure to obtain such approval; and

(h)  by the Company, prior to the termination of the Specified Period, in order to accept an Acquisition Proposal and enter into, promptly following such termination, a binding and definitive written Contract with respect to such Acquisition Proposal; provided, that (i) the Company has complied in all material respects with its covenants and agreements under Section 7.7(a), (c) and (d) and in all respects with its covenants and agreements under Section 7.7(b), and (ii) the Company pays the Termination Fee to Parent in accordance with Section 9.3(a).

9.2  Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, that no such termination shall relieve any Party of any liability or damages resulting from Actual Fraud or Willful Breach; provided, further, that Section 7.6(b), Section 7.16(b)(ii), this Section 9.2, Section 9.3, Section 9.4 and Article X hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by any termination of this Agreement.

9.3  Termination Fee.

(a)  In the event that this Agreement is validly terminated pursuant to Section 9.1(h), at or prior to such termination, the Company shall pay Parent or its designee(s) a termination fee of $5,000,000 (such amount, the “Termination Fee”), by wire transfer of immediately available funds to an account designated by Parent in writing.

(b)  Notwithstanding anything to the contrary set forth in this Agreement, except in the case of Actual Fraud or Willful Breach, if the Termination Fee is paid pursuant to Section 9.3(a), such payment(s) shall constitute the sole and exclusive remedy of Parent, Merger Sub, any of their respective Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, Representatives or assignees against the Company, SpinCo, any of their respective Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, Representatives or assignees (together with the Company, collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(c)  If the Company fails to pay promptly any amount due under this Section 9.3, as applicable, and in order to obtain such payment, the Parent commences an Action that results in a judgment against the Company for any amount owed thereby under this Section 9.3, as applicable, the Company shall reimburse Parent for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action.

(d)  Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) the Termination Fee does not constitute a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

9.4  Fees and Expenses. Except (a) for the filing fee incurred in connection with the filings with any Governmental Authorities pursuant to Section 7.5(b), which will be borne by the Company, or (b) as otherwise provided in this Agreement, all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, whether or not the Merger is consummated.

Article X

MISCELLANEOUS

10.1  Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no stockholder of Parent shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent (to be held as available cash on the balance sheet of Parent, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

10.2  Non-Survival of Representations, Warranties and Agreements. The obligations, covenants and agreements that by their terms are to be performed following the Closing pursuant to any Transaction Document, or this Agreement shall survive the Effective Time in accordance with their terms and all other obligations, covenants and agreements herein and therein shall terminate and shall not survive the Closing, except that this Article X shall survive the Closing indefinitely. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. Effective as of the Closing, there are no remedies available to the Parties with respect to any breach of the representations, warranties, covenants or agreements of the Parties, except in the case of fraud, and except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, and the remedies that may be available under Section 10.9. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder or hereunder; provided, that, following the Effective Time, Parent shall have no obligations under the Confidentiality Agreement with respect to information related solely to SpinCo, the SpinCo Business or the SpinCo Assets.

10.3  Governing Law; Jurisdiction.

(a)  This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that the Domestication shall be effected in accordance with both the DGCL and the CICA (as applicable), without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)  Each of the Parties agrees that any Action related to this agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 10.3 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 10.3 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 10.4 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

10.4  Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to the Company or SpinCo, to:

Citius Pharmaceuticals, Inc.

11 Commerce Drive, First Floor

Cranford, NJ 07016

Attention: Jaime Bartushak

Email: jbartushak@citiuspharma.com

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention:	David Creekman
Alec Donaldson
Email:	dcreekman@wyrick.com
adonaldson@wyrick.com

if to Parent, to:

TenX Keane Acquisition

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attention:	Taylor Zhang
Email:	tzhang@ascendantga.com

with a copy (which shall not constitute notice) to:

The Crone Law Group

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attention:	Tammara Fort
Samara Thomas
Email:	tfort@cronelawgroup.com
sthomas@cronelawgroup.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

10.5  Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

10.6  Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter; except that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms (subject to Section 10.2).

10.7  Amendments and Waivers.

(a)  Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto and any of the terms or conditions of this Agreement or (without limiting Section 10.7(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b)  This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner (but not necessarily by the same Persons) as this Agreement, and which makes reference to this Agreement.

10.8  Assignment; Parties in Interest; Non-Parties.

(a)  No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 10.8 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 10.8(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

(b)  Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the Parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or representatives of any Party, in each case, who is not a Party to this Agreement, shall have any liability for any obligations of the Parties hereto or for any claim based on, in respect of, or by reason of, the Transactions.

10.9  Specific Performance.

(a)  The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of them hereunder to consummate the Transactions) or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief, each without proof of damages prior to the valid termination of this Agreement in accordance with Section 9.1, to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 9.1, damages shall be awarded only in a case where a court of competent jurisdiction determines that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.

(b)  The Parties further agree that (i) by seeking the remedies provided for in this Section 10.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 10.9 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.9 before exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.9 or anything contained in this Section 10.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or to pursue any other remedies under this Agreement that may be available then or thereafter; (iii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement; and (iv) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c)  To the extent either party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 10.9, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

10.10  WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE (AND SHALL CAUSE THEIR SUBSIDIARIES AND AFFILIATES TO WAIVE) THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE TRANSACTIONS, ANY TRANSACTION DOCUMENT, OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.10. NO PARTY OR REPRESENTATIVE OF ANY PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

10.11  Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.12  Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

10.13 Disclosure Schedules. The Company Disclosure Schedule, the SpinCo Disclosure Schedule and the Parent Disclosure Schedule (each, a “Disclosure Schedule” and, collectively, the “Disclosure Schedules”) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedule, SpinCo Disclosure Schedule and Parent Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in any Disclosure Schedule shall not be deemed to constitute in itself an acknowledgment that such information is required to be disclosed in connection with this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger and Reorganization to be duly executed by their respective authorized officers as of the day and year first above written.

CITIUS PHARMACEUTICALS, INC.

By:	/s/ Leonard Mazur
	Name:	Leonard Mazur
	Title:	Chief Executive Officer and Chairman of the Board

CITIUS ONCOLOGY, INC.

By:	/s/ Leonard Mazur
	Name:	Leonard Mazur
	Title:	Chief Executive Officer and Chairman of the Board

TENX KEANE ACQUISITION

By:	/s/ Xiaofeng Yuan
	Name:	Xiaofeng Yuan
	Title:	Chief Executive Officer and Chairman of the Board

TENX MERGER SUB, INC.

By:	/s/ Xiaofeng Yuan
	Name:	Xiaofeng Yuan
	Title:	Chief Executive Officer and Chairman of the Board

ANNEX A

Defined Terms

Terms with initial capitalized letters used in the Agreement to which this Annex A is attached will have the following respective meanings, and all references to Sections, Schedules or Annexes in the following definitions will refer to Sections, Schedules or Annexes of or to such Agreement:

“Action” means any claim, action, suit, demand, litigation, arbitration, mediation, inquiry, investigation, hearing, inquest, or other proceeding, in each case, by any Person or Governmental Authority, in each case, before, heard by or otherwise involving any Governmental Authority.

“Actual Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. Following the Effective Time, Affiliates of Parent shall include SpinCo.

“Aggregate Consideration” means Six Hundred and Seventy-Five Million Dollars ($675,000,000).

“Aggregate Parent Common Stock Consideration” means the quotient of (i) the Aggregate Consideration divided by (ii) $10.

“Agreement” means this Agreement and Plan of Merger and Reorganization, including all Annexes, Exhibits and Schedules hereto (including the SpinCo Disclosure Schedule, the Company Disclosure Schedule, and the Parent Disclosure Schedule), as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Amended and Restated Shared Services Agreement” means the Amended and Restated Shared Services Agreement to be entered into at the Closing, in substantially the form attached as Exhibit E hereto, between the Company and the Surviving Corporation which amends and restates in its entirety the Shared Services Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Exchange Ratio” means the quotient of (a) the Aggregate Parent Common Stock Consideration, divided by (b) the aggregate number of shares of SpinCo Common Stock outstanding as of immediately prior to the Effective Time.

“Balance Sheet Date” means June 30, 2023.

“Benefit Plan” means each employment, compensation, benefits, severance or termination, consulting, bonus, deferred compensation, equity, phantom-equity, or equity-based award, retention, relocation, vacation, change in control, transaction bonus, salary continuation, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, profit-sharing, pension or retirement or other fringe benefit or compensatory plan, program, agreement or arrangement, whether or not in writing and whether or not funded, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) but excluding any plan or program sponsored by a Governmental Authority.

“BLA” means a biologics license application for LYMPHIRTM (denileukin diftitox), submitted to the FDA pursuant to 42 U.S.C. § 262 and 21 C.F.R. Part 601, and all supplements, amendments, variations, extensions and renewals thereto (and including correspondence and reports submitted to or received from FDA with respect to any of the foregoing (including minutes and official contact reports relating to any communications with FDA)).

“Business Combination” has the meaning set forth in Parent’s Governing Documents as in effect on the date hereof.

“Business Day” means any day that is not a Saturday, a Sunday, or another day on which banking institutions in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Parent remains domiciled in the Cayman Islands) are authorized or obligated by Law to be closed.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries that (a) is or has been maintained, sponsored, contributed to or entered into by the Company or any of its Subsidiaries for the benefit of any Person that provides services to SpinCo as an employee or independent contractor or for which SpinCo could have any Liability, and (b) that is not a SpinCo Benefit Plan.

“Commercialization Plan” means the PowerPoint document titled “Lymphir Commercial Gantt Chart for Launch/Lymphir Launch Timeline” delivered by the Company to Parent on October 18, 2023.

“Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Parent on the date hereof and identified as such.

“Company FDA Letter” means the letter from the Company to the FDA, duly executed by the Company, to be filed with the FDA, which letter notifies the FDA that all ownership rights of the BLA and IND will transfer from the Company to SpinCo (or the Surviving Corporation, if applicable) effective as of the date of such letter.

“Company Material Adverse Effect” means any Effect that (a) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect for purposes of clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events, or other comparable events, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, (vi) any changes generally affecting the industries in which the Company conducts its businesses, (vii) any changes directly resulting from the execution of this Agreement or the Transaction Documents or the announcement or the pendency of the Merger or the Transactions but not the consummation of the Transactions contemplated hereunder, including actions of suppliers, landlords, distributors, partners or Governmental Authorities (provided, that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the announcement or the pendency of the Merger), (viii) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of the Company, (ix) the failure to meet any internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), or (x) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures following the date hereof) provided, that in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), if such Effect disproportionately impacts the Company as compared to other participants in similar industries to the industries in which the Company operates, the incremental disproportionate impact thereof shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has impaired or delayed, individually or in the aggregate, or would reasonably be expected to impair or delay, individually or in the aggregate, the ability of the Company to timely perform its obligations hereunder or under the other Transaction Documents or to consummate the Transactions on a timely basis, including the Merger, or prevent it from performing such obligations or consummating such Transactions.

“Company Real Property” means any real property owned, leased, subleased, licensed or otherwise occupied by SpinCo pursuant to the Shared Services Agreement.

“Company SEC Documents” means all forms, reports, Schedules, statements and other documents required to be filed or furnished by the Company with the SEC since August 23, 2021.

“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between Parent and the Company, dated as of April 25, 2023.

“Consent” means any consent, clearance, expiration or termination of a waiting period, approval, exemption, waiver, authorization, filing, registration or notification.

“Contract” means any legally binding contract, agreement, understanding, arrangement, note, bond, indenture, lease, purchase order, sublicense or license or other instrument.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

“Effect” means any change, circumstance, fact, event, development, condition, occurrence or effect.

“Entity” means any Person that is a legal entity; provided, that when used in reference to Parent, “Entity” means Parent together with its Subsidiaries, taken as a whole.

“Environmental Law” means any Law relating to pollution or protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, sediments, drinking water), natural resources, or human health and safety (to the extent related to exposure to Hazardous Materials or hazardous conditions) or the use, registration, management, generation, storage, treatment, recycling, transportation, Release, threatened Release, investigation or remediation of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” means American Stock Transfer & Trust Company.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association (in each case, as amended, restated, amended and restated or otherwise modified from time to time).

“Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Hazardous Material” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or any pollutant or contaminant, whether solid, liquid or gas, or any other substance, material or waste that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), radon, asbestos, radioactive materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Healthcare Laws” means (a) the FDCA, and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. 201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse Laws, including the Federal Anti-Kickback Statute, the civil False Claims Act, the Anti-Inducement Law, the exclusion Laws, and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder, and comparable state Laws, (e) Titles XVIII and XIX of the Social Security Act, and the regulations promulgated thereunder and (f) all other applicable healthcare Laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by Regulatory Authorities, each of clause (a) through (f), as may be amended from time to time.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IND” means an investigational new drug application related to denileukin diftitox filed with the FDA for authorization to commence clinical studies, and all supplements and amendments that may be filed with respect to the foregoing.

“Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any revisions, reissues, reexaminations, substitutes, supplementary protection certificates, or extensions of any of the foregoing; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (c) copyrights and works of authorship and computer software, database and design rights, and rights in data collections, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, know-how and confidential and proprietary information, whether or not patentable, including invention disclosures, inventions, formulae, designs, discoveries, processes, research and development information, technical information, methods, techniques, procedures, specifications, operating and maintenance manuals, methods, and engineering drawings (collectively, “Trade Secrets”); and (e) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law (including under international treaties or conventions) anywhere in the world.

“Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person that is an Entity.

“Intervening Event” means an Effect first arising after the date of this Agreement that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the SpinCo Business or SpinCo, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, an Intervening Event: (a) any Contract, proposal, offer or indication of interest in any form, written or oral, relating any Business Combination with respect to Parent, (b) clearance (or the absence of clearance) of the Transaction by any Governmental Authority, including Effects relating to actions taken pursuant to or required to be taken pursuant to Section 7.5, (c) any change in the price or trading volume of Parent Common Stock, (d) the Company’s, SpinCo’s or any of their respective Subsidiaries’ meeting, failing to meet or exceeding projections (in and of itself, but not the underlying causes thereof), (e) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (f) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (g) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (h) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events, or other comparable events, or any worsening thereof, (i) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, (j) any changes generally affecting the industries in which SpinCo conducts its business, (k) any changes directly resulting from the execution of this Agreement or the announcement or the pendency of the Merger (but not the consummation of the Transactions contemplated hereunder), including actions of suppliers, landlords, distributors, partners or Governmental Authorities (provided, that this clause (k) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the announcement or pendency of the Merger), (l) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of Parent or Merger Sub, (m) the failure to meet any internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), or (n) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures following the date hereof); provided, that in the case of clause (e), (f), (g), (i), (j) and (n), if such Effect disproportionately impacts SpinCo or the SpinCo Business as compared to other participants in the industry in which SpinCo or the SpinCo Business operates, the incremental disproportionate impact thereof shall be taken into account in determining whether an Intervening Event has occurred or would reasonably be expected to occur; provided, further, that in the event the BLA for LYMPHIRTM (denileukin diftitox) is not approved by the FDA such event and the Effects of such event shall be automatically deemed an Intervening Event.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” or any other similar knowledge qualification, means (a) with respect to the SpinCo Group, the actual knowledge of the persons set forth in Section 1.1(a) of the SpinCo Disclosure Schedule, after reasonable due inquiry and (b) with respect to Parent, the actual knowledge of the persons set forth in Section 1.1(a) of the Parent Disclosure Schedule, after reasonable due inquiry.

“Law” means any federal, national, foreign, supranational, state, provincial or local law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement or rule of law (including common law) issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority.

“Liability” means any liability or obligation (whether known or unknown, fixed or variable, determined or determinable, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).

“Lien” means with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, pledge, charge, hypothecation, encumbrance, recorded or unrecorded easement, encroachment, license, option, right of pre-emption or first refusal, security interest or other lien or restriction of any kind or nature whatsoever, and any agreement to create any of the foregoing.

“NASDAQ” means the U.S. Nasdaq Capital Market.

“Notice of Approval” means a notice issued by the FDA to the Company approving the BLA and authorizing the commercialization and sale of LYMPHIRTM (denileukin diftitox).

“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Authority or any arbitrator.

“Parent Business Combination Proposal” means any inquiry, offer, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an inquiry, offer, proposal or indication of interest made or submitted by Parent to the Company or by the Company to Parent) contemplating or otherwise relating to any potential Business Combination (other than the Merger or the other Transactions).

“Parent Disclosure Schedule” means the Disclosure Schedule delivered by Parent to the Company and SpinCo on the date hereof and identified as such.

“Parent Material Adverse Effect” means any Effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other Effects, a material adverse effect on the business, properties, assets, liabilities, or financial condition of the Parent or Merger Sub, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a Parent Material Adverse Effect for purposes of this clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events, or other comparable events, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, (vi) any changes generally affecting the industries in which the Parent conducts its businesses, (vii) any changes directly resulting from the execution of this Agreement or the Transaction Documents or the announcement or the pendency of the Merger or the Transactions (but not the consummation of the Transactions contemplated hereunder), including actions of suppliers, landlords, distributors, partners or Governmental Authorities (provided, that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the announcement or the pendency of the Merger), (viii) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of the Company, (ix) the failure to meet any internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (x) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures following the date hereof) or (xi) elections to redeem shares of Parent Common Stock in connection with the Parent Shareholders Meeting as required by Parent’s Governing Documents; provided, that in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), if such Effect disproportionately impacts the Parent or Merger Sub, taken as a whole, as compared to other participants in similar industries to the industries in which Parent operates, the incremental disproportionate impact thereof shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has impaired or delayed, individually or in the aggregate, or would reasonably be expected to impair or delay, individually or in the aggregate, the ability of Parent to timely perform its obligations hereunder or under the other Transaction Documents, or to consummate the Transactions on a timely basis, including the Merger, or prevent it from performing such obligations or consummating the Transactions.

“Parent Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC (as amended and supplemented from time to time) to effect the registration under the Securities Act of the issuance of (a) the shares of Domesticated Parent Common Stock that will be issued to the Company pursuant to the Merger, and (b) the shares of Domesticated Parent Common Stock, the Domesticated Parent Rights and the Domesticated Parent Units that will be issued to holders of Parent Common Stock, Parent Rights and Parent Units in the Domestication and the shares of Domesticated Parent Common Stock underlying such Domesticated Parent Rights and Domesticated Parent Units.

“Parent Share Issuance” means the issuance of shares of Domesticated Parent Common Stock pursuant to the Domestication and the Merger.

“Parent Share Redemption” means the election of an eligible holder of Parent Common Stock (as determined in accordance with Parent’s Governing Documents) to redeem all or a portion of the shares of Parent Common Stock held by such holder at a per-share price, payable in cash, equal to the pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) represented by such redeemed shares (as determined in accordance with Parent’s Governing Documents and the Trust Agreement, as may be amended to effect a Parent Share Redemption).

“Parent Shareholder Approval” means the approval of (a) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 7.4(e)(ii), in each case, by a special resolution under the CICA (being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present and entitled to vote at the Parent Shareholders Meeting, vote at the Parent Shareholders Meeting), (b) those Transaction Proposals identified in clauses (D), (E), (F) and (I) of Section 7.4(e)(ii), in each case, by an ordinary resolution under the CICA (being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Parent Shareholders Meeting, vote at the Parent Shareholders Meeting) and (c) those Transaction Proposals identified in clauses (G) and (H) of Section 7.4(e)(ii), in each case, by an affirmative vote of the number of holders of Parent Common Stock required to approve such Transaction Proposals under applicable Law and the Governing Documents of Parent.

“Parent Shareholders” means holders of Parent’s capital stock.

“Parent Subsidiaries” means all direct and indirect Subsidiaries of Parent. For the avoidance of doubt, following the Effective Time, the Parent Subsidiaries shall include SpinCo.

“Parent Transaction Expenses” means any and all fees and expenses of Parent incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents, including (a) any fees or expenses incurred in connection with the preparation and filing of Parent SEC Filings, any Extension Amendment and any other actions contemplated by Section 7.16, and any fees and expenses incurred in connection with the Parent Shareholders Meeting, (b) all brokers’ or finders’ fees and fees and expenses of counsel, investment bankers, accountants and other advisers, and directors’ and officers’ tail insurance, (c) any change-in-control, transaction bonus, retention, severance or other similar payments to any current or former employee, consultant, independent contractor, officer, or director of Parent arising from or incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents, and (d) the employer portion of any Taxes arising from or incurred in connection with the payments described in clause (c) or otherwise payable with respect to or in connection with the transactions contemplated by this Agreement and the Transaction Documents, in each case of clauses (a) through (d) including any such fees or expenses incurred or invoiced following the Closing Date. “Parent Transaction Expenses” excludes the value of common stock issuable to Newbridge Securities in connection with the transactions contemplated by this Agreement.

“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Permitted Acquisition Proposal” means an Acquisition Proposal that relates to any transaction involving the Company so long as such transaction would not prevent or materially impair or materially delay the Company’s ability to comply with its obligations under this Agreement or to consummate the transactions contemplated by this Agreement with Parent.

“Permitted Liens” means (a) requirements and restrictions of zoning, licensing, permitting, building and other similar land-use Laws which are not violated by the present use or occupancy of the real property subject thereto; (b) Liens for Taxes or mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business consistent with past practice and with respect to any amounts, in each case (i) not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) all encroachments, overlaps, overhangs, variations in area or measurement, rights of parties in possession, servitudes or easements (including conservation easements and public trust easements, rights-of-way, road use Contracts, covenants, conditions, restrictions, reservations, licenses, Contracts and other similar non-monetary matters) of public record or any other similar matters not of record which would be disclosed by an accurate survey or physical inspection of the applicable real property; provided, that such Liens, individually or in the aggregate, do not or would not reasonably be expected to materially impair or interfere with the operation or use of such real property in the ordinary course operation of the respective businesses of SpinCo or Parent and its Subsidiaries, as applicable, in each case, as currently conducted thereon; (d) with respect to any real property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein and (ii) any Liens encumbering the underlying fee title of the real property; provided, that such Liens, individually or in the aggregate, do not or would not reasonably be expected to materially impair or interfere with the operation or use of such real property in the ordinary course operation of the respective businesses of SpinCo or Parent and its Subsidiaries, as applicable, in each case, as currently conducted thereon; (e) any real property Liens that do not, individually or in the aggregate, result in a Parent Material Adverse Effect or SpinCo Material Adverse Effect, as applicable; (f) reversionary rights in favor of landlords under any real property leases with respect to any of the buildings or other improvements owned by SpinCo, Parent or any of its Subsidiaries, as applicable; provided, that such Liens, individually or in the aggregate, do not or would not reasonably be expected to materially impair or interfere with the operation or use of such real property in the ordinary course operation of the respective businesses of SpinCo or Parent and its Subsidiaries, as applicable, in each case, as currently conducted thereon; (g) purchase money Liens and Liens securing rental payments under capital lease agreements; (h) pledges or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security (other than pursuant to Section 303(k) or 4068 of ERISA or Section 430(k) of the Code) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; (i) liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice to the extent not subject to any default; (j) pledges or deposits to secure public or statutory obligations unrelated to any default or violation of any Law; (k) Liens arising under or created by this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts); (l) Liens described on Section 1.1(b) of the SpinCo Disclosure Schedule or Section 1.1(b) of the Parent Disclosure Schedule, as applicable; and (m) Liens that do not, individually or in the aggregate, materially affect or disrupt the ordinary course operation of the respective businesses of SpinCo or Parent and its Subsidiaries, as applicable, in each case, taken as a whole.

“Person” means any individual, state, trust or trustee on behalf of a trust, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or Entity of any kind.

“Personal Information” means all information in any form or media that identifies or could be used to identify an individual person (including any current, prospective, or former customer, end user or employee), including any information defined as “personal information” or any similar term provided by applicable Law or by the Company or SpinCo in any of their public-facing privacy policies or notices, or in any contracts to which SpinCo is bound as of the date hereof (e.g., “personal data,” “personally identifiable information” or “PII”).

“Privacy Laws” means applicable Laws, and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including where and to the extent applicable the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), any and all applicable Laws relating to breach notification, the use of biometric identifiers, and the use of Personal Information for marketing purposes.

“Privacy Requirements” means (i) all applicable Privacy Laws and (ii) all of the Company’s and SpinCo’s public-facing policies and notices, and contractual obligations to which SpinCo is bound as of the date hereof, relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

“Proxy Statement” means the proxy statement to be mailed to the shareholders of Parent relating to the Parent Shareholders Meeting, including any amendments or supplements thereto.

“Regulatory Authority” means the FDA or any other comparable Governmental Authority.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses, exemptions and permits granted by any Regulatory Authority, including FDA approval of the BLAs.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching or migration, disposing or dumping into or through the environment.

“Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.

“Rights Agreement” means the Rights Agreement dated as of October 13, 2022, between Parent and American Stock Transfer & Trust Company, LLC.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shared Services Agreement” means the Shared Services Agreement, dated as of June 22, 2022, and effective as of April 1, 2022, by and between Citius Acquisition Corp. and the Company.

“Specified Period” means period of time from the date of this Agreement until the later of (i) the date the Parent Registration Statement first becomes publicly filed on SEC’s EDGAR database, or (ii) February 29, 2024.

“SpinCo Affiliate Contract” means any Contract (a) between SpinCo, on the one hand, and any present or former officer or director of SpinCo or “immediate family member” thereof (as defined in Rule 16a-1 under the Exchange Act), on the other hand, or (b) between SpinCo, on the one hand, and the Company and/or any of its Subsidiaries (other than SpinCo), on the other hand.

“SpinCo Assets” means all rights, title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), which constitute all of the interests in real and tangible personal property owned, leased or licensed by SpinCo and are required for the continued operation of the SpinCo Business as currently conducted, wherever located, of every kind, character and description, whether real, personal, or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person, which includes the SpinCo Owned Intellectual Property.

“SpinCo Benefit Plans” means any Benefit Plan sponsored, maintained or contributed to exclusively by SpinCo.

“SpinCo Business means the business of developing and commercializing of the SpinCo Products, which shall include the businesses and operations of SpinCo conducted prior to the Closing and conducted through the use of the SpinCo Assets.

“SpinCo Common Stock” means the common stock, par value $0.001 per share, of SpinCo.

“SpinCo Equity Incentive Plan” means the Citius Oncology, Inc. 2023 Omnibus Stock Incentive Plan.

“SpinCo Disclosure Schedule” means the Disclosure Schedule delivered by the Company and SpinCo to Parent on the date hereof and identified as such.

“SpinCo FDA Letter” means the letter from SpinCo (or, if applicable, the Surviving Corporation) to the FDA, duly executed by SpinCo (or, if applicable, the Surviving Corporation), to be filed with the FDA, which letter notifies the FDA that all ownership rights of the BLA and IND will transfer from the Company to SpinCo (or the Surviving Corporation, if applicable), effective as of the date of such letter.

“SpinCo Financial Statements” means, collectively, the audited balance sheet of SpinCo as of September 30, 2022 and the related audited statements of income and cash flows of SpinCo for such fiscal year and the unaudited balance sheet of SpinCo as of the quarter ended June 30, 2023 and the related unaudited statements of income and cash flows of SpinCo for such quarter, each as attached to Section 5.8(a) of the SpinCo Disclosure Schedule.

“SpinCo Group” means collectively, SpinCo and the Company.

“SpinCo Intellectual Property” means, collectively, SpinCo Owned Intellectual Property and SpinCo Licensed Intellectual Property.

“SpinCo Licensed Intellectual Property” means all Intellectual Property that (x) is licensed from a third party pursuant to a written Contract to (i) SpinCo or (ii) as of the date hereof, the Company or any of its Subsidiaries (in each case solely with respect to the SpinCo Business), and (y) is used, practiced or held for use or practice by or on behalf of, as of the date hereof, the Company or any of its Subsidiaries (in each case solely with respect to the SpinCo Business), including any Intellectual Property that might be included in the BLA.

“SpinCo Material Adverse Effect” means any Effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other Effects, a material adverse effect on the business, financial condition, properties, assets, liabilities, or results of operations of SpinCo or the SpinCo Business, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a SpinCo Material Adverse Effect for purposes of this clause (a): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events, or other comparable events, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, (vi) any changes generally affecting the industries in which SpinCo conducts its business, (vii) any changes directly resulting from the execution of this Agreement or the announcement or the pendency of the Merger (but not the consummation of the Transactions contemplated hereunder), including actions of suppliers, landlords, distributors, partners or Governmental Authorities (provided, that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the announcement or pendency of the Merger), (viii) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of Parent or Merger Sub, (ix) the failure to meet any internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), or (x) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures following the date hereof); provided, that in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), if such Effect disproportionately impacts SpinCo or the SpinCo Business as compared to other participants in the industry in which SpinCo or the SpinCo Business operates, the incremental disproportionate impact thereof shall be taken into account in determining whether a SpinCo Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has impaired, individually or in the aggregate, or would reasonably be expected to impair or delay, individually or in the aggregate, the ability of SpinCo to timely perform its obligations hereunder or under the other Transaction Documents, or to consummate the Transactions on a timely basis, including the Merger, or prevent it from performing such obligations or consummating the Transactions.

“SpinCo Option” means each option to purchase any SpinCo Common Stock that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time.

“SpinCo Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by SpinCo.

“SpinCo Products” means I/ONTAK, or LYMPHIRTM (denileukin diftitox), a late-stage oncology immunotherapy for the treatment of cutaneous T-cell lymphoma, a rare form of non-Hodgkin lymphoma.

“Sponsor” means 10XYZ Holdings LP, a Delaware limited partnership.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or Interests that by their terms have ordinary voting power to elect a majority of the board of directors or other similar body is owned or controlled, directly or indirectly, by such Person, or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member or holds a similar role.

“Tax” or “Taxes” means any and all federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever imposed by a Governmental Authority in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transaction Documents” means the Sponsor Support Agreement, the A&R Registration Rights Agreement, the Amended and Restated Shared Services Agreement, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

“Transaction Process” means all matters relating to the review of strategic alternatives with respect to SpinCo, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the disposition or sale of SpinCo or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents.

“Transactions” shall mean the Domestication, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Trust Account” means the segregated trust account established and governed by the Trust Agreement, as such agreement may be amended from time to time in accordance with the terms of this Agreement.

“U.S.” or “United States” means and refers to the United States of America.

“Willful Breach” means, with respect to any obligation, covenant or agreement of a Party in this Agreement, any material breach of or material failure to perform such obligation, covenant or agreement that such Party intentionally takes (or intentionally fails to take or perform) with actual knowledge that such action or omission or failure to perform would, or would reasonably be expected to, cause or result in a material breach of this Agreement.

Cross References

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
A&R Registration Rights Agreement	Recitals
Acquisition Proposal	Section 7.1(a)(i)
Certificate of Merger	Section 2.3(e)
Chosen Courts	Section 10.3(b)
CICA	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Audit Committee	Section 4.7
Company Board	Recitals
Company Merger Tax Opinion	Section 7.3(c)
Company Related Parties	Section 9.3(c)
Closing Statement	Section 2.7(a)
Closing Statement Dispute	Section 2.7(b)
DGCL	Recitals
Disclosure Schedules	Section 10.13
Domesticated Parent Common Stock	Recitals
Domesticated Parent Option	Section 3.1(b)
Domesticated Parent Right	Recitals
Domesticated Parent Unit	Recitals
Domestication	Recitals
DPA	Section 6.5
Effective Time	Section 2.1
Exchange Fund	Section 3.2(a)
Extension Amendment	Section 7.16(a)(iii)
Extension Date	Section 7.16(a)(iii)
Extension Fee	Section 7.16(b)
Fourth Extension	Section 7.16(a)(iii)
Interim Period	Section 7.1
Internal Controls	Section 4.7
Intervening Event Notice	Section 7.4(e)(iii)
Intervening Event Notice Period	Section 7.4(e)(iii)
Investment	Section 6.3(e)
JOBS Act	Section 6.6(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(a)(iv)
Merger Sub Shareholder Approval	Section 7.15
Outside Date	Section 9.1(b)
Outstanding SpinCo Shares	Section 3.1(a)(i)
Parent	Preamble

Term	Section
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Bylaws	Section 7.11
Parent Charter	Section 7.11
Parent Common Stock	Recitals
Parent Domestication Tax Opinion	Section 7.3(d)
Parent Equity Incentive Plan	Section 7.4(e)(ii)
Parent Estimated Transaction Expenses	Section 2.3(c)
Parent Financial Statements	Section 6.6(c)
Parent Merger Tax Opinion	Section 7.3(c)
Parent Rights	Recitals
Parent SEC Filings	Section 6.13
Parent Securities	Section 6.3(a)
Parent Shareholders Meeting	Section 7.4(e)(i)
Parent Units	Recitals
Party	Preamble
Personnel IP Contract	Section 5.18(g)
PDUFA Date	Section 7.16(b)(i)(C)
Qualified Group	Section 6.9(c)
Remedies Exception	Section 4.2
Second Extension	Section 7.16(a)(i)
Security Incident	Section 5.25(c)
SpinCo	Preamble
SpinCo Board	Section 5.23
SpinCo Material Contracts	Section 5.14(a)
SpinCo Proposal	Section 7.7(c)
SpinCo Registered Intellectual Property	Section 5.18(a)
SpinCo Shareholder Approval	Section 7.15
Sponsor Support Agreement	Recitals
Subsequent Period SpinCo Financial Statements	Section 7.16(a)
Subsequent Unaudited SpinCo Financial Statements	Section 7.16(a)
Surviving Corporation	Section 2.1
Tangible Personal Property	Section 5.7 (a)
Tax-Free Status	Section 7.3(a)
Termination Fee	Section 9.3(a)
Third Extension	Section 7.16(a)(ii)
Transaction Proposals	Section 7.4(e)(ii)
Trust Agreement	Section 6.14
Trustee	Section 6.14